Exhibit 7

Independent auditor’s report

The Board of Directors

Japan Bank for International Cooperation

Report on the audit of the consolidated financial statements

Opinion

We have audited the consolidated financial statements of Japan Bank for International Cooperation and its subsidiaries (the Group), which comprise the consolidated statements of financial position as of March 31, 2026 and 2025, and the consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows for the years then ended, and notes to the consolidated financial statements, including a summary of material accounting policy information.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Group as of March 31, 2026 and 2025 and its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with IFRS Accounting Standards issued by the International Accounting Standards Board (IASB).

Basis for opinion

We conducted our audit in accordance with International Standards on Auditing (ISAs). Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the consolidated financial statements section of our report. We are independent of the Group in accordance with the International Ethics Standards Board for Accountants’ International Code of Ethics for Professional Accountants (including International Independence Standards) (IESBA Code), as applicable to audits of financial statements of public interest entities, together with the ethical requirements that are relevant to audits of the consolidated financial statements of public interest entities in Japan. We have also fulfilled our other ethical responsibilities in accordance with these requirements and the IESBA Code. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key audit matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. For each matter below, our description of how our audit addressed the matter is provided in that context.

We have fulfilled the responsibilities described in the Auditor’s responsibilities for the audit of the consolidated financial statements section of our report, including in relation to these matters. Accordingly, our audit included the performance of procedures designed to respond to our assessment of the risks of material misstatement of the consolidated financial statements. The results of our audit procedures, including the procedures performed to address the matters below, provide the basis for our audit opinion on the accompanying consolidated financial statements.

Key audit matter	How our audit addressed the key audit matter
Assessment of allowance for loan losses

As of March 31, 2026, the Group reported total loans and other receivables of ¥15,598,496 million and recorded an allowance for loan losses of ¥421,399 million.

Management discloses information about credit risk in Note 37, “Financial Risk Management,” Note 38, “Maximum Exposure to Credit Risk,” Note 39, “Collateral,” Note 40, “Concentration of Credit Risk,” and Note 41, “Exercise of Rights to Obtain Collateral or Other Credit Enhancements.” Management also discloses the details of the allowance for loan losses in Note 3, “Material Accounting Policy Information, H. Impairment of financial assets,” Note 4, “Material Accounting Judgments, Estimates, and Assumptions,” Note 11, “Loans and Other Receivables,” and Note 30, “Impairment Losses (Reversals) on Financial Assets.”

The Group’s loan portfolio is characterized by a significant portion of long-term loans that entail sovereign and country risks.

IFRS 9 applies the expected credit loss (“ECL”) model, which is a model for the recognition of impairment losses. IFRS 9 outlines a “three-stage” model for impairment based on changes in credit quality since initial recognition of loans.

The Group estimates risk parameters in consideration of information available as of March 31, 2026 and measures ECL.

The assessment of allowance for loan losses involves uncertainties in judgment and estimation by management primarily on the following matters:

- Self-assessment of the quality of loans and other receivables, including the future prospects of borrowers’ financial conditions and repayment abilities used in the borrowers’ category determination;

- Future cash flows used in the discounted cash flow method (“DCF method”) for the impaired loans and other receivables assessed individually and classified as Stage 3;

- Selection of forward looking macro- economic indicators and the approach to making adjustments based on statistical calculations using historical data and forecasts to incorporate forward looking information in the ECL measurement of loans and other receivables classified as Stage 1 or Stage 2.

The audit procedures that we performed to examine the Group’s assessment of allowance for loan losses included primarily the following:

- We obtained an understanding, evaluated the design, and tested operating effectiveness of the controls over the Group’s borrower category determination process. The controls tested included, but were not limited to, those controls over the accuracy of underlying internal credit rating data and schedules used in determining the borrowers’ category as well as controls over the completeness of the scope of self-assessment of asset quality.

- We selected a sample of borrowers by taking into account the degree of increase in credit risk estimated considering the type of business, the repayment status, financial position/degree of deterioration in their business performance and external factors, including the international situation related to Russia-Ukraine and the Middle East, and changes in trade policies in various countries emanating from the United States, to test management’s determination of the category of the sampled borrowers. We also considered the monetary impact of changes in the borrowers’ category on the amount recorded in the allowance for loan losses.

- We evaluated sampled borrowers’ recent repayment status, financial position, and business performance, by inspecting a set of materials related to the Group’s self- assessment of asset quality, such as explanatory materials including a description of the business, borrowing and repayment status, research materials providing an understanding of actual financial position, financial statements, and the trial balance, and by evaluating the impact of the international situation related to Russia-Ukraine and the Middle East, and changes in trade policies in various countries emanating from the United States on the future prospects of the borrowers’ business performance and compared them with available external information including, as appropriate, trends in natural resource prices. In addition, we held meetings with the Finance Group in charge of the loans and the Credit, Assessment and Risk Management Group as necessary to supplement our understanding. Also, we compared internal credit ratings on sovereign loans with external credit ratings.

The effects of the international situation related to Russia-Ukraine and the Middle East, as well as changes in trade policies in various countries emanating from the United States, are reflected in the ECL by assessing in detail the effects of such matters on the financial assets in the process of the ECL measurement and in assessing the effects on credit risk individually.

ECL measurement involves management’s judgment and estimating the future outlook of the macroeconomic indicators is subject to uncertainty.

Thus, we considered the assessment of allowance for loan losses as a key audit matter, due to the significance of its potential impact on the Group’s consolidated financial statements as well as management’s judgment involved and uncertainties in the estimates.

- For the loans and other receivables assessed individually and classified as Stage 3, we assessed the future cash flows used in the DCF method as well as the inputs used by management, evaluated the model used in the DCF method, and tested their mathematical accuracy through recalculation. In addition, for samples of impaired loans and other receivables assessed individually, we performed procedures to compare cash flows estimated in the previous years to actual results.

- For the loans and other receivables classified as Stage 1 or Stage 2, we evaluated inputs applied by management related to ECL measurement and assessed those models and tested their mathematical accuracy through recalculations. We examined the Group’s approach to making adjustments based on statistical calculations using historical data and forecasts to incorporate forward looking information into the ECL model.

- We compared the estimated timing of recovery of macroeconomic indicators in the future, in light of the effects of the international situation related to Russia- Ukraine and the Middle East, and changes in trade policies in various countries emanating from the United States, with available external information.

In addition to the above, we examined the disclosures in the notes related to the assessment of allowance for loan losses.

Other information included in The Group’s 2026 Annual Report on Form 18-K

Other information consists of the information included in the Annual Report, other than the consolidated financial statements and our auditor’s reports thereon. Management is responsible for the other information.

Our opinion on the consolidated financial statements does not cover the other information and we do not and will not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of management and those charged with governance for the consolidated financial statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS Accounting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Group or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Group’s financial reporting process.

Auditor’s responsibilities for the audit of the consolidated financial statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with ISAs, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

∎

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

∎

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control.

∎	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

∎

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Group to cease to continue as a going concern.

∎

Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

∎

Plan and perform the group audit to obtain sufficient appropriate audit evidence regarding the financial information of the entities or business units within the Group as a basis for forming an opinion on the consolidated financial statements. We are responsible for the direction, supervision and review of the audit work performed for the purposes of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, actions taken to eliminate threats or safeguards applied.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

The partner in charge of the audit resulting in this independent auditor’s report is Ryuji Takagi.

/s/ Ernst & Young ShinNihon LLC

Tokyo, Japan

August 3, 2026

Consolidated Statements of Financial Position

		(Millions of yen)
	Notes	As of March 31, 2026	As of March 31, 2025
Assets:
Cash and due from banks	7	2,141,196	2,764,212
Derivative financial instrument assets	8	66,915	85,851
Financial assets at fair value through profit or loss	9	451,291	435,222
Securities	10	69,197	62,198
Loans and other receivables	11	15,177,097	14,926,274
Equity method investments	14	92,084	85,879
Property and equipment	16	35,510	34,834
Other assets	17, 22	1,119,996	916,496

Total assets		19,153,290	19,310,969

Liabilities:
Derivative financial instrument liabilities	8	1,143,205	895,114
Borrowings	18	8,767,688	8,720,489
Bonds payable	19	5,147,407	5,963,519
Financial guarantee contracts	20	48,749	61,209
Other liabilities	21, 22	218,128	260,893

Total liabilities		15,325,180	15,901,226

Equity:
Capital stock	23	2,702,800	2,332,800
Retained earnings		1,083,293	1,041,689
Other reserves	23	40,323	33,683
Non-controlling interests		1,692	1,569

Total equity		3,828,109	3,409,742

Total liabilities and equity		19,153,290	19,310,969

See Notes to Consolidated Financial Statements.

Consolidated Income Statements

		(Millions of yen)
	Notes	For the year ended March 31, 2026	For the year ended March 31, 2025
Interest income	25	778,890	982,581
Interest expense	25	423,730	525,956

Net interest income	25	355,159	456,625

Fee and commission income	26	14,090	11,305
Fee and commission expense	26	4,646	4,574
Net expense from derivative financial instruments	27	298,790	386,845
Net gain (loss) from financial assets at fair value through profit or loss	28	36,935	(50,764)
Other income	29	31,936	6,137

Net non-interest expense		220,473	424,742

Total operating income *1		134,686	31,882

Impairment losses on financial assets	30	25,584	12,695

Net operating income*2		109,102	19,187

Operating expenses	31	31,430	30,135
Other expenses	29	5,757	1,371

Total operating expenses		37,187	31,506

Profits of equity method investments	14	12,257	2,189

Profit (loss) before income tax		84,172	(10,128)

Income tax expense	32	124	218

Net profit (loss)		84,048	(10,347)

Attributable to:
Shareholder of JBIC		84,084	(10,306)
Non-controlling interests		(36)	(41)

*[1]	Aggregate of “Net interest income” and “Net non-interest expense”
*[2]	“Total operating income” less “Impairment losses on financial assets”

See Notes to Consolidated Financial Statements.

Consolidated Statements of Comprehensive Income

	(Millions of yen)
	For the year ended March 31, 2026	For the year ended March 31, 2025
Net profit (loss)	84,048	(10,347)

Other comprehensive income (loss)
Items that will not be reclassified to profit or loss:
Remeasurement of defined benefit plans:
Remeasurement arising during the year	(434)	403

Total of items that will not be reclassified to profit or loss	(434)	403

Items that may be reclassified to profit or loss:
Exchange differences on translation of foreign operations:
Net gain arising during the year	7,935	(1,534)
Reclassification adjustments	(1,295)	(6,399)

Total of items that may be reclassified to profit or loss	6,639	(7,933)

Other comprehensive income (loss)	6,205	(7,530)

Total comprehensive income (loss)	90,253	(17,877)

Attributable to:
Shareholder of JBIC	88,302	(16,768)
Non-controlling interests	1,950	(1,109)

Consolidated Statements of Changes in Equity

		(Millions of yen)
		Attributable to shareholder of JBIC
					Other reserves
	Notes	Capital stock	Capital Surplus	Retained earnings	Remeasurement of defined benefit plans	Exchange differences on translation of foreign operations	Other reserves, Total	Sub-total
April 1, 2024		2,211,800	—	1,083,074	—	41,616	41,616	3,336,491

Net profit (loss)		—	—	(10,306)	—	—	—	(10,306)
Other comprehensive income		—	—	—	403	(5,000)	(4,597)	(4,597)

Total comprehensive income (loss)		—	—	(10,306)	403	(5,000)	(4,597)	(14,903)
Issuance of new shares	23	121,000	—	—	—	—	—	121,000
Payment to the National Treasury	24	—	—	(31,467)	—	—	—	(31,467)
Acquisition of subsidiaries	12	—	—	—	—	(2,934)	(2,934)	(2,934)
Transaction with non-controlling interests	12	—	(5)	—	—	1	1	(3)
Transfer from retained earnings to capital surplus	12	—	14	(14)	—	—	—	—
Other	23	—	(9)	403	(403)	—	(403)	(9)

March 31, 2025		2,332,800	—	1,041,689	—	33,683	33,683	3,408,172

Net profit (loss)		—	—	84,084	—	—	—	84,084
Other comprehensive income		—	—	—	(434)	6,639	6,205	6,205

Total comprehensive income (loss)		—	—	84,084	(434)	6,639	6,205	90,289
Issuance of new shares	23	370,000	—	—	—	—	—	370,000
Payment to the National Treasury	24	—	—	(42,041)	—	—	—	(42,041)
Transfer from retained earnings to capital surplus	12	—	4	(4)	—	—	—	—
Other	23	—	(4)	(434)	434	—	434	(4)

March 31, 2026		2,702,800	—	1,083,293	—	40,323	40,323	3,826,416

	Notes	Non- controlling interests	Total equity
April 1, 2024		258	3,336,749
Net profit (loss)		(41)	(10,347)
Other comprehensive income		—	(4,597)

Total comprehensive income (loss)		(41)	(14,944)
Issuance of new shares	23	—	121,000
Payment to the National Treasury	24	—	(31,467)
Acquisition of subsidiaries	12	1,380	(1,553)
Transaction with non-controlling interests	12	58	54
Transfer from retained earnings to capital surplus	12	—	—
Other	23	(86)	(95)

March 31, 2025		1,569	3,409,742
Net profit (loss)		(36)	84,048
Other comprehensive income		—	6,205

Total comprehensive income (loss)		(36)	90,253
Issuance of new shares	23	—	370,000
Payment to the National Treasury	24	—	(42,041)
Transfer from retained earnings to capital surplus	12	—	—
Other	23	159	154

March 31, 2026		1,692	3,828,109

See Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows

		(Millions of yen)
	Notes	For the year ended March 31, 2026	For the year ended March 31, 2025
Cash flows from operating activities
Profit (loss) before income tax		84,172	(10,128)
Depreciation and amortization		5,183	4,909
Negative goodwill	12	—	(20)
Gains from revaluation of previously held interests in newly consolidated subsidiaries	12	—	(3,418)
Losses from revaluation of previously held interests in newly consolidated subsidiary	12	—	6
Decrease (increase) in assets for retirement benefits		321	(321)
Increase (decrease) in liability for retirement benefits		(298)	(243)
Net loss (gain) from financial assets at fair value through profit or loss		(36,935)	50,764
Losses (profits) from equity method investments		(12,257)	(2,189)
Net decrease (increase) in loans and other receivables		(250,822)	1,022,827
Net increase (decrease) in borrowings		47,199	(473,499)
Net decrease (increase) in deposits (excluding demand deposits)		302,476	162,214
Net change in derivative financial instrument assets and liabilities		267,027	(185,529)
Net increase (decrease) in financial guarantee contracts		(12,459)	(11,244)
Net increase (decrease) in bonds payable		(816,111)	(389,856)
Other		(321,923)	100,561

Net cash provided by (used in) operating activities		(744,429)	264,829

Cash flows from investing activities
Purchase of financial assets at fair value through profit or loss		(19,769)	(18,854)
Sale of financial assets at fair value through profit or loss		24,881	24,856
Purchase of securities		(7,004)	(9,000)
Purchase of equity method investments		(636)	(2,012)
Proceeds from return of equity method investments		11,354	26,222
Proceeds from obtaining control of subsidiaries	12	—	2,108
Other		(3,368)	(3,865)

Net cash provided by (used in) investing activities		5,456	19,455

Cash flows from financing activities
Proceeds from issuance of new shares	23	370,000	121,000
Payment to the National Treasury	24	(42,041)	(31,467)
Proceeds from share issuance to non-controlling interests		2,486	2,532
Proceeds from sale of shares of subsidiaries not resulting in change in scope of consolidation		—	52
Other		(706)	(628)

Net cash provided by (used in) financing activities		329,738	91,489

Exchange difference on cash and cash equivalents		88,694	(14,718)

Net increase (decrease) in cash and cash equivalents		(320,539)	361,057

Cash and cash equivalents at the beginning of the year		2,169,376	1,808,319

Cash and cash equivalents at the end of the year	7	1,848,836	2,169,376

Net cash provided by (used in) operating activities includes the following:
Interest received		799,939	1,028,517
Interest paid		(443,117)	(555,425)

See Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements

1. Corporate Information

Japan Bank for International Cooperation (“JBIC”) was established on April 1, 2012 in accordance with the Japan Bank for International Cooperation Act (2011 Act No. 39, or “JBIC Act”), which was promulgated and came into effect on May 2, 2011. Under the JBIC Act, the JBIC Operations and the Financial Operations for Facilitating Realignment of United States Forces in Japan were transferred out of the Japan Finance Corporation to establish JBIC, a policy-based financial institution, wholly owned by the Japanese government. JBIC is a joint-stock corporation incorporated and domiciled in Japan with its headquarters registered at 4-1 Ohtemachi 1-chome, Chiyoda-ku, Tokyo 100-8144, Japan.

The consolidated financial statements for the year ended March 31, 2026 were authorized for issue by the Executive Committee on August 3, 2026.

The objective of JBIC and its subsidiaries (the “JBIC Group”) is to contribute to the sound development of Japan and the international economy and society by conducting financial operations in the following four fields, while supplementing the financial transactions of private sector financial institutions:

•	promoting the overseas development and securement of resources which are important for Japan;

•	maintaining and improving the international competitiveness of Japanese industries;

•	promoting the overseas business having the purpose of preserving the global environment, such as preventing global warming; and

•	preventing disruptions to international financial order or taking appropriate measures with respect to damage caused by such disruptions.

See Note 6 “Segment Information” for details on the JBIC Group’s major operations.

2. Basis of Preparation

The consolidated financial statements of the JBIC Group are prepared in accordance with the IFRS Accounting Standards as issued by the International Accounting Standards Board (“IASB”).

The consolidated financial statements are prepared on a historical cost basis, except for certain financial instruments measured at fair value. The consolidated financial statements are presented in yen, the functional currency of JBIC. Unless otherwise stated, all amounts are rounded down by omitting figures less than one million and stated in millions of yen. As a result, the totals in yen do not necessarily agree with the sum of the individual amounts. Items less than one million yen or whose balance is nil are presented as “-”.

3. Material Accounting Policy Information

A.	Basis of consolidation

i.	Subsidiaries

A subsidiary is an entity (including a structured entity) controlled by the JBIC Group. The JBIC Group controls an entity when it is exposed, or has rights, to variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Currently exercisable potential voting rights are taken into account in considering whether the JBIC Group has power over an entity. Even if the JBIC Group does not have voting rights in an investee, the JBIC Group determines that the investee is its subsidiary if, as a result of considering the scope of its decision-making rights over the investee, the rights held by other parties and other factors, the JBIC Group determines that another entity with decision-making rights is acting as an agent for the JBIC Group.

Business combinations are accounted for using the acquisition method. Under this method, if the aggregate of consideration transferred and non-controlling interests exceeds the fair value of net identifiable assets acquired at the acquisition date, the difference is recognized as goodwill. If the aggregate of those amounts is less than the fair value of net identifiable assets acquired at the acquisition date, the difference is recognized as negative goodwill. Non-controlling interest is measured at the non-controlling interest’s proportionate share of the acquiree’s net identifiable assets. If the business combination is achieved in stages, the carrying value of the JBIC Group’s previously held equity interest in the acquiree is remeasured to fair value at the acquisition date. Any gains or losses arising from such remeasurement are recognized as revaluation gains or losses from existing interests in newly acquired subsidiaries.

Changes in ownership interest in subsidiaries that do not result in a loss of control are accounted for as equity transactions. Furthermore, when the balance of capital surplus becomes negative as a result of accounting treatment for the equity transactions, the deficit balance of capital surplus is fully offset to zero, and the negative amount is deducted from retained earnings.

Inter-company transactions entered into with consolidated companies, the inter-company balance of receivables and payables and, if any, unrealized gains included in assets acquired as a result of transactions executed with consolidated companies are eliminated in consolidation. The JBIC Group consolidates a subsidiary from the date it obtains control over the subsidiary until the date JBIC ceases to control the subsidiary. If the JBIC Group ceases to control a consolidated subsidiary, it recognizes any investment retained in the former subsidiary at its fair value.

ii.	Associates and joint arrangements

An associate is an entity over which the JBIC Group has significant influence in respect of managerial decisions related to the financial and operating policies of the entity but does not have control or joint control of the entity. Indications, such as ownership interest or participation in decision-making bodies, are considered in determining the existence of significant influence.

Joint control is an arrangement that constitutes contractually-agreed sharing of control, which exists only when decisions about the activities that significantly affect the variable returns of the arrangement require the unanimous consent of the parties sharing control. The classification of a joint arrangement investment as a joint operation or a joint venture depends upon the rights and obligations of each investor to the arrangement. A joint operation is a joint arrangement whereby the parties that have joint control of the arrangement have rights to the assets and obligations for the liabilities relating to the arrangement. A joint venture is a joint arrangement whereby the parties that have joint control of the arrangement have rights to the net assets of the arrangement. JBIC does not have joint operation investments.

The JBIC Group’s investments in associates and joint ventures are accounted for using the equity method, except for the investments made through the Russia-Japan Investment Fund, L.P., a subsidiary of the JBIC Group, as explained below. Under the equity method, the investments in the associates and joint ventures are carried at cost in the consolidated statement of financial position and are adjusted for changes in the JBIC Group’s share of the net assets of the investees since their respective acquisition dates. The consolidated income statement reflects the JBIC Group’s share of the results of operations of the investees. Where there has been a change in the other comprehensive income of the associates and joint ventures, the JBIC Group recognizes its share of the change in other comprehensive income. The profits (losses) of equity method investments are shown on the face of the consolidated income statements and represent the profits (losses) attributable to the investors of the associates and the joint ventures.

Where there is a joint arrangement among investors, including the Russia-Japan Investment Fund, L.P., as an investor, and the investors have rights to the net assets of the arrangement, such investees are joint ventures of the JBIC Group. However, investments in such joint ventures through the Russia-Japan Investment Fund, L.P. are accounted for as financial assets at fair value through profit or loss (“FVPL”) and presented in “Financial assets at fair value through profit or loss” in the consolidated statement of financial position pursuant to the exemption in IAS 28.

The consolidated financial statements of the JBIC Group include investments in associates and joint ventures for which the reporting date is different from that of JBIC because it is impracticable to change the reporting date of those associates and joint ventures to coincide with that of the JBIC Group in conjunction with other shareholders or for other reasons. The reporting dates of certain associates and joint ventures included in the JBIC Group’s consolidated financial statements are December 31, March 31, or September 30, and therefore adjustments are made for the effects of significant transactions or events which occurred during the period between the reporting dates.

The JBIC Group determines whether it is necessary to recognize impairment losses on its investments in associates and joint ventures. At each reporting date, the JBIC Group determines whether there is objective evidence that its investments in associates and joint ventures are impaired. If there is such evidence, the JBIC Group recognizes impairment losses for the differences between the recoverable amounts of investments in associates or joint ventures and their carrying values.

Upon loss of significant influence or joint control over the associates and the joint ventures, the JBIC Group measures and recognizes any retained investments at their fair values. Any differences between the carrying amounts of its investments in associates or joint ventures upon the loss of significant influence or joint control and total of the fair values of the retained investments and proceeds from disposal are recognized in profit or loss.

B.	Foreign currency translation

The consolidated financial statements of the JBIC Group are presented in yen, which is the functional currency of JBIC.

Transactions in foreign currencies are initially recorded in the functional currency using the exchange rate at the transaction date.

Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date. Any gains or losses arising from the foreign currency translation are recognized in profit or loss.

Non-monetary items measured at historical cost in a foreign currency are translated using the exchange rate at the date of the initial transaction. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rate at the date when the fair value is determined, and any translation differences are recognized in other comprehensive income.

The assets and liabilities of foreign operations are translated into yen using the exchange rate at the reporting date. Income and expenses are translated into yen at the exchange rate (or the rate that approximates the exchange rate) at the transaction date. The exchange differences arising on translation are recognized in other comprehensive income.

As of March 31, 2026 and 2025, there were no non-monetary items measured at fair value in a foreign currency.

C.	Financial assets

The JBIC Group classifies its financial assets into the following three categories: i. amortized cost, ii. financial assets at fair value through other comprehensive income (“FVOCI”), and iii. FVPL. The classification of financial instruments at initial recognition depends on the business model within which they are held and their contractual cash flow characteristics.

The JBIC Group has assessed business models based on facts and circumstances at a portfolio level. Factors that are considered in determining the business model include policies and objectives for the relevant portfolio, how the performance and risks of the portfolio are managed, evaluated and reported to management, and the level of sales activity.

The JBIC Group has assessed the contractual cash flow characteristics of financial assets with reference to whether the contractual cash flows are solely payments of principal and interest (“SPPI”). Principal is the fair value of the financial asset at initial recognition but this may change over the life of the instrument as amounts are repaid. Interest is defined as consideration for the time value of money and the credit risk associated with the principal amount outstanding during a particular period of time. It can also include consideration for other basic lending risks such as liquidity risk and costs such as administrative costs associated with holding the financial asset for a particular period of time, as well as a profit margin. In assessing whether the contractual cash flows meet the condition for SPPI, the JBIC Group considers the contractual terms that could change the contractual cash flows so that it would not meet the condition for SPPI, including leverage features, contingent events that would change the amount and timing of cash flows, contractual terms that limit the JBIC Group’s claim to cash flows from specified assets, and features that modify consideration of the time value of money.

The JBIC Group recognizes a financial asset in its consolidated statement of financial position when, and only when, the JBIC Group becomes a party to the contractual provisions of the financial instrument. The JBIC Group derecognizes a financial asset when contractual rights to cash flows from the financial asset expire, or it transfers substantially all the risks and rewards of ownership of the financial asset. In transactions in which substantially all the risks and rewards of ownership of a financial asset are neither retained nor transferred, the JBIC Group derecognizes a financial asset if control over that asset is not retained. If the terms of the financial asset are significantly modified, the existing financial asset is derecognized and a new asset is recognized, and the difference in the respective carrying amounts is recognized in profit or loss.

Regular way purchases or sales of financial assets at amortized cost, FVOCI, and FVPL are recognized and derecognized using trade date accounting. Trade date accounting refers to the recognition of an asset to be received and the liability to pay for it on the trade date, derecognition of an asset that is sold, and recognition of a receivable from the buyer for payment on the trade date.

i.	Financial assets measured at amortized cost

Financial assets are measured at amortized cost if they are held within a business model whose objective is to hold the assets in order to collect contractual cash flows, and their contractual cash flows are SPPI. These financial assets are included in “Cash and due from banks,” “Securities,” “Loans and other receivables” and “Other assets” in the consolidated statement of financial position. They are initially recognized at fair value plus directly attributable transaction costs, and are subsequently measured at amortized cost using the effective interest method. Interest income on these financial assets is recognized in “Interest income” in the consolidated income statement using the effective interest method.

The JBIC Group engaged in a number of loan and borrowing transactions referencing LIBOR. If an interest rate benchmark used as the basis for determining the contractual cash flows is replaced, IFRS 9 requires entities to determine the effects on cash flows attributable to that change and consider whether to derecognize the financial instrument or to recognize any resulting gain or loss. The JBIC Group applies the reliefs provided in Interest Rate Benchmark Reform—Phase 2 from the fiscal year ended March 31, 2022. The reliefs permit a practical expedient to allow an entity to not recognize any modification gain or loss attributable to amendments to the contractual terms of the financial asset or financial liability if, and only if, the replacement of the interest rate benchmark is necessary as a direct consequence of interest rate benchmark reform and the new basis for determining the contractual cash flows is economically equivalent to the previous basis. The JBIC Group completed contract changes related to the replacement with alternative interest rates to the existing contracts for those transactions referencing LIBOR settings that ceased to be published at the end of December 2021 by the date. For the majority of transactions referencing U.S. dollar LIBOR settings that ceased to be published at the end of June 2023, the JBIC Group completed contract changes related to the replacement with alternative interest rates by that date. The JBIC Group has developed a policy on how to treat remaining transactions after the cessation of the relevant LIBOR reference rates, including referencing synthetic LIBOR settings, which have been officially published until the end of September 2024. The JBIC Group continues to monitor the progress of replacement with alternative interest rates for its remaining contracts. However, overall, compliance risk, conduct risk, and legal risk have been significantly reduced. The JBIC Group will continue to monitor all of the contracts until they are fully replaced.

ii.	Financial assets measured at fair value through other comprehensive income

Financial assets are measured at FVOCI if they are held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets, and their contractual cash flows are SPPI. They are initially recognized at fair value plus directly attributable transaction costs and are subsequently measured at fair value. Gains and losses arising from changes in the fair value of these financial assets are recognized in other comprehensive income, until they are derecognized. When they are derecognized, the cumulative gains or losses previously recognized in other comprehensive income are reclassified to profit or loss. However, interest income calculated using the effective interest method, foreign currency gains and losses, and impairment gains and losses are recognized in the consolidated income statement.

In addition, the JBIC Group has an option to make an irrevocable election, at initial recognition, for particular non-trading equity instruments that would otherwise be measured at FVPL, to present subsequent changes in fair value in other comprehensive income. They are initially recognized at fair value plus directly attributable transaction costs and are subsequently measured at fair value. Amounts presented in other comprehensive income shall not be subsequently reclassified to profit or loss. The JBIC Group does not make this designation.

As of March 31, 2026 and 2025, there were no financial assets measured at FVOCI.

iii.	Financial assets measured at fair value through profit or loss

Any financial assets that do not meet the criteria of amortized cost or FVOCI are classified as FVPL, unless an entity makes an irrevocable election for non-trading equity instruments to be measured at FVOCI. Derivatives are measured at FVPL and included in “Derivative financial instrument assets” in the consolidated statement of financial position. Financial assets measured at FVPL, other than derivatives, are included in “Financial assets at fair value through profit or loss” in the consolidated statement of financial position. Additionally, financial assets measured at amortized cost or FVOCI can be designated at initial recognition to be measured at FVPL in order to eliminate or significantly reduce an accounting mismatch. The JBIC Group does not make this designation.

Financial assets measured at FVPL are initially recognized at fair value with transaction costs being recognized in the consolidated income statement and are subsequently measured at fair value. Gains or losses arising from derivatives are included in “Net expense from derivative financial instruments”, “Other income” or “Other expenses” in the consolidated income statement. Gains or losses arising from financial assets measured at FVPL are included in “Net gain (loss) from financial assets at fair value through profit or loss” in the consolidated income statement.

D.	Financial liabilities

Financial liabilities are measured at fair value less directly attributable transaction costs at initial recognition and subsequently measured at amortized cost using the effective interest method, except for financial liabilities at FVPL and financial guarantee contracts. Amortization using the effective interest method and any gains or losses arising from the derecognition of a financial liability are recognized in profit or loss.

i.	Financial liabilities at fair value through profit or loss

Financial liabilities that the JBIC Group classifies as held for trading or designates as FVPL are classified as financial liabilities at FVPL.

a.	Financial liabilities classified as held for trading

In the JBIC Group, financial liabilities classified as held for trading only include derivatives and are included in “Derivative financial instrument liabilities” in the consolidated statement of financial position.

b.	Financial liabilities at fair value through profit or loss

Financial liabilities can be designated as financial liabilities at FVPL upon initial recognition, if they meet either of the following criteria:

 (i) a measurement or recognition inconsistency is eliminated or significantly reduced by the designation; or

 (ii) a group of financial liabilities is managed and its performance is evaluated on a fair value basis, in accordance with a documented risk management or investment strategy.

When the JBIC Group is required to separate an embedded derivative from its host contract but is unable to measure the embedded derivative separately either at acquisition or at a subsequent reporting date, the JBIC Group designates the entire hybrid contract as FVPL. Financial liabilities at FVPL are initially and subsequently measured at fair value for which changes in the liability’s credit risk from initial recognition are recognized in other comprehensive income. Transaction costs are recognized in profit or loss.

As of March 31, 2026 and 2025, there were no financial liabilities that had been designated as FVPL.

ii.	Financial guarantee contracts

A financial guarantee contract requires its issuer to reimburse the contract holder for a loss caused by a specific debtor’s failure to make payment on the due date pursuant to the original or modified terms of a debt instrument. Upon initial recognition, financial liabilities associated with financial guarantee contracts are measured at fair value. They are subsequently measured at the higher of (a) the amount of the loss allowance determined in accordance with IFRS 9 and (b) the amount initially recognized less, when appropriate, the cumulative amount of income recognized in accordance with the principles of IFRS 15 “Revenue from Contracts with Customers.”

E.	Offsetting financial instruments

Financial assets and financial liabilities are offset and the net amount is presented in the consolidated statement of financial position when, and only when, there is a currently enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or to realize the asset and settle the liability simultaneously.

F.	Fair value measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The fair values of financial instruments traded in active markets are based on their quoted market prices. A financial instrument is regarded as quoted in an active market if transactions take place with sufficient frequency and volume to provide pricing information on an ongoing basis, for example, quoted prices are readily and regularly available from an exchange, dealer, broker, industry group, or pricing service. If an active market for a financial instrument is not available, the JBIC Group determines the fair value using valuation techniques, such as using recent arm’s-length market transactions between independent parties, discounted cash flow (“DCF”) analyses, and other valuation techniques commonly used by market participants.

See a detailed discussion in Note 35 “Fair Value of Financial Assets and Liabilities” and Note 36 “Fair Value Hierarchy.”

G.	Hedge accounting

The JBIC Group applies fair value hedge accounting and hedge accounting of net investments in foreign operations in order to reflect the effect of risk management activities on its consolidated financial statements.

i.	Fair value hedges

Changes in the fair value of derivatives that are designated and qualify as fair value hedges are recorded in the consolidated income statement, together with changes in the fair value of the hedged asset or liability that are attributable to the hedged risk. If the hedge no longer meets the criteria for hedge accounting, the adjustments to the carrying amount of a hedged item for which the effective interest method is used is amortized to profit or loss over the period to maturity and recorded as interest expense.

ii.	Net investment hedges in foreign operations

The effective portion of the gain or loss on the hedging instruments is recognized in other comprehensive income, whereas the ineffective portion of the gain or loss on the hedging instruments is recognized in “Net income (expense) from derivative financial instruments” in the consolidated income statement. The cumulative gain or loss recognized in other comprehensive income is recognized in the profit or loss on the disposal or partial disposal of the foreign operations.

iii.	Interest rate benchmark reform

The JBIC Group applies Interest Rate Benchmark Reform—Phase 1 from the fiscal year ended March 31, 2020. In applying hedge accounting, IFRS 9 requires an assessment in a forward-looking manner, and that there is an economic relationship between the hedged item and the hedging instrument. Pursuant to the Phase 1 amendments, the JBIC Group assumes that hedged items, hedging instruments and interest rate benchmark-based cash flows, which are the hedged risk, are not affected by interest rate benchmark reform.

The JBIC Group applies Interest Rate Benchmark Reform—Phase 2 from the fiscal year ended March 31, 2022. IFRS 9 requires entities to consider discontinuing hedge accounting if the designation of a hedging relationship is amended as a result of the replacement of an interest rate benchmark. Given that the replacement of interest rate benchmarks is a direct consequence of interest rate benchmark reform and the new basis for determining the contractual cash flows is economically equivalent to the previous basis, the JBIC Group completed amendments to its hedge documentation by the cessation of interest rate benchmarks and considered that these amendments would not result in the discontinuation of hedge accounting.

H.	Impairment of financial assets

IFRS 9 applies the expected credit loss (“ECL”) model, which is a model for the recognition of impairment losses. The impairment requirements apply to financial assets measured at amortized cost, and FVOCI debt instruments, certain loan commitments and financial guarantee contracts. Under the ECL model, an entity is required to account for expected credit losses from initial recognition of financial instruments and to recognize full lifetime expected losses on a timely basis.

IFRS 9 outlines a “three-stage” model for impairment based on changes in credit quality since initial recognition. A financial asset that is not credit-impaired on initial recognition is classified in “Stage 1” and has its credit risk continuously monitored by the JBIC Group. If a significant increase in credit risk since initial recognition is identified, the financial asset is moved to “Stage 2” but is not yet deemed to be credit-impaired. If the financial asset is credit-impaired, the financial asset is then moved to “Stage 3.” ECL of financial assets in Stage 1 is measured at an amount equal to the portion of lifetime expected credit losses that result from default events possible within the next 12 months. ECL of financial assets in Stages 2 or 3 is measured based on expected credit losses on a lifetime basis. A pervasive concept in measuring ECL in accordance with IFRS 9 is that it should consider forward looking information.

The assessment of significant increases in credit risk and the measurement of ECL are performed on an individual financial instrument basis. The JBIC Group considers asset type, credit risk ratings, collateral collectability, past-due status and other relevant characteristics of financial instruments and assesses whether there have been significant increases in credit risk on an individual financial instrument basis.

The JBIC Group determines whether there has been a significant increase in credit risk by comparing the risk of a default occurring on a financial instrument at the reporting date with that at the date of initial recognition, based on quantitative and qualitative assessments. As for the quantitative assessment, the JBIC Group measures whether the probability of default (“PD”) has increased since initial recognition. A significant increase in credit risk is recognized if the increase in PD exceeds the threshold defined by the JBIC Group. In addition, if a borrower has been downgraded to a certain degree, reflecting an increase in its PD, the assessment of whether there has been a significant increase in credit risk is performed for such a borrower. A borrower’s grade is determined under the JBIC Group’s internal credit rating system. As for the qualitative assessment, the JBIC Group evaluates credit risk characteristics in accordance with the JBIC Group’s credit risk management practices and takes them into consideration for determining whether there has been a significant increase in credit risk. A backstop is applied, and a financial asset is considered to have experienced a significant increase in credit risk if the borrower is more than 30 days past due on its contractual payments.

A financial asset is credit-impaired when one or more events that have a detrimental impact on the estimated future cash flows of the financial asset have occurred. The criteria that the JBIC Group uses to determine that a financial asset is credit-impaired include:

(i)	significant financial difficulty of the issuer or borrower;

(ii)	a breach of contract, such as a default or past due event;

(iii)	the lender, for economic or legal reasons relating to the borrower’s financial difficulty, granting to the borrower a concession that the lender would not otherwise consider;

(iv)	it becoming probable that the borrower will enter into bankruptcy or other financial reorganization;

(v)	the disappearance of an active market for that financial asset because of financial difficulties; or

(vi)	the purchase or origination of a financial asset at a deep discount that reflects the incurred credit losses.

A quantitative criterion that the borrower is more than 90 days past due on its contractual payments is also applied.

The JBIC Group’s definition of “default” of a financial asset is consistent with the definition of credit-impaired described above that is used for ECL recognition and measurement and is also consistent with that used for internal credit risk management purposes. The JBIC Group manages credit risk with the internal credit rating system, whereby loans to substandard borrowers, potentially bankrupt borrowers, substantially bankrupt borrowers and bankrupt borrowers are defined as default for the purpose of the ECL model.

If the contractual cash flows on a financial asset have been renegotiated or modified, but the financial asset is not derecognized because the modification is not considered to be substantial, the JBIC Group assesses whether there has been a significant increase in the credit risk of the modified asset at the reporting date. Specifically, a risk of default of the modified asset is assessed by comparing with the risk under the original terms at initial recognition. In addition, the JBIC Group monitors the subsequent performance of modified assets, in particular for those that have been moved from Stage 3 or Stage 2 to Stage 1 as a result of being determined that the credit risk has significantly improved after restructuring. For such assets, the JBIC Group continues to monitor if there is a subsequent significant increase in credit risk using specific models for modified assets.

The JBIC Group measures ECL of a financial asset in a way that reflects an unbiased and probability-weighted amount, the time value of money, and reasonable and supportable information that is available at the reporting date about past events, current conditions and forecasts of future economic conditions.

ECL is measured on either a 12-month or lifetime basis depending on whether a significant increase in credit risk has occurred since initial recognition or whether an asset is considered to be credit-impaired. The ECL models have been built by using PD, loss given default (“LGD”) and exposure at default (“EAD”). For financial assets at Stage 1 and Stage 2, the JBIC Group uses 12-month PDs and lifetime PDs developed to measure 12-month ECL and lifetime ECL, respectively, and considers forward looking macro-economic information. For financial assets at Stage 3, the JBIC Group applies the DCF method for individually significant impaired financial assets.

To incorporate forward looking information into the ECL models, an approach based on multiple scenarios is introduced. In this approach, three scenarios (upside, downside, and base scenarios) are modelled to ensure an unbiased ECL calculation. Under each scenario, the relationship between credit losses and macroeconomic factors such as world gross domestic product (“GDP”) growth rates and West Texas Intermediate Crude Oil Prices (“WTI”) growth rates are analyzed. The analysis is based on statistical calculations by using historical data and forecasts. The outcomes are utilized for ECL calculation on a probability-weighted basis.

The DCF method is used to measure ECL, which is the difference between the asset’s carrying amount and the present value of estimated future cash flows discounted at the financial asset’s original effective interest rate. If financial assets have a variable interest rate, the discount rate for measuring any impairment loss is the effective interest rate determined under the contract for the current period. The estimated future cash flows are individually calculated taking into account factors including historical loss information, the appropriateness of the borrower’s business plan or operational improvement plan, the status of progress of its plan, the overall support from financial institutions, and the realizable value of any collateral held.

ECL is recognized through allowance accounts. Changes in the carrying amount of the allowance accounts are recognized as impairment gain or loss in “Impairment losses (reversals) on financial assets” in the consolidated income statement.

The JBIC Group writes off financial assets, in whole or in part, when it has implemented all practical recovery efforts and has concluded that there is no reasonable expectation of recovery after any collateral is foreclosed and the amount of the loss has been determined. Those assets primarily include loans for borrowers that have been legally or formally declared bankrupt and borrowers that may not have been legally or formally declared bankrupt but are essentially bankrupt.

The measurement of ECL allowance for financial instruments is an area that requires the use of complex models and significant assumptions about future economic conditions and credit behavior. Management estimates and judgments may change from time to time as the economic environment changes or new information becomes available. Changes in these estimates and judgments may have a direct impact on impairment charges. For further information about estimates and assumptions for ECL models, refer to Note 4 “Material Accounting Judgments, Estimates, and Assumptions.”

I.	Property and equipment

Property and equipment is stated at cost, net of accumulated depreciation and accumulated impairment losses. The cost of an item of property and equipment includes costs directly attributable to the acquisition of the item.

Depreciation is generally calculated on a straight-line basis over the estimated useful lives of the assets as follows:

•	Buildings (including leasehold improvements): 3 to 50 years

•	Other: 2 to 75 years

An item of property and equipment and any significant part thereof initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset, which is calculated as the difference between the net disposal proceeds and the carrying amount of the asset, is recognized in profit or loss when the asset is derecognized.

The residual values, useful lives, and methods of depreciation of property and equipment are reviewed at each reporting date and adjusted prospectively, if appropriate.

J.	Leases

Lease transactions entered into by the JBIC Group as a lessee primarily consist of rental offices. The lease liabilities are initially recognized at the discounted present value of the remaining lease payments in the lease term at the commencement date of the lease and are subsequently measured at amortized cost using the effective interest method. The lease liabilities are included in “Other liabilities” in the consolidated statement of financial position. The discount rate used to calculate the discounted present value is the lessor’s interest rate implicit in the lease, if that rate can be readily determined. If that rate cannot be readily determined, the JBIC Group’s incremental borrowing rate is used.

The right-of-use assets are initially recognized at the amount of the initial measurement of the lease liabilities, plus any lease payments made at or before the commencement date, an estimate of costs to be incurred in, for example, restoring the underlying asset, and any initial direct costs. The right-of-use assets are subsequently measured at cost, less any accumulated depreciation and any accumulated impairment losses, and are included in “Other assets” in the consolidated statement of financial position.

The JBIC Group does not enter into lease transactions as a lessor.

K.	Impairment of non-financial assets

The JBIC Group assesses, at each reporting date, whether there is an indication that an asset may be impaired. If any indication exists, an impairment test is performed. When the carrying amount of an asset or cash-generating unit exceeds its recoverable amount, the asset is written down to its recoverable amount and an impairment loss is recognized.

L.	Post-employment benefits

JBIC has defined benefit plans and defined contribution plans to secure funds to pay employees’ retirement benefits.

i.	Defined benefit plans

JBIC determines the present value of its defined benefit obligations and the related current and past service costs for each plan using the projected unit credit method. Remeasurements of defined benefit plans are recognized in full in other comprehensive income in the year incurred, and immediately transferred to retained earnings. Past service costs are recognized in full in the year incurred.

The liability for retirement benefits is the present value of the defined benefit obligation less the fair value of the plan assets (the present value is determined using a discount rate based on market yields on high-quality corporate bonds. See the detailed discussion in Note 22 “Employee Benefits”). The plan assets comprise assets held by a long-term employee benefit fund and qualifying insurance policies. The plan assets are not used to repay JBIC’s creditors and are not returned to JBIC, except under certain circumstances. The fair value of the plan assets is based on market price information. The recognition of the net defined benefit asset is limited to the total amount of the present value of any economic benefits available in the form of reductions in the future contributions to the plan.

ii.	Defined contribution plans

JBIC recognizes contributions to the defined contribution plans as expenses in the periods in which employees render the related services.

M.	Taxes

JBIC is a nontaxable entity according to Paragraph 2, Item 5 of the Corporate Tax Act of Japan (Act No. 34, 1965) and has no obligation to pay corporate taxes. JBIC IG Partners Co., Ltd. (hereinafter referred to as “JBIC IG Partners”), a subsidiary of the JBIC Group, is a taxable entity and has an obligation to pay corporate taxes as applicable under relevant laws. The Russia-Japan Investment Fund, L.P. is a tax-exempt limited partnership established under Cayman Islands laws and has no obligation to pay corporate taxes. Also, JB Nordic Fund I SCSp and NordicNinja Fund II SCSp are tax-exempt limited partnerships established under the Grand Duchy of Luxembourg laws and have no obligation to pay corporate taxes.

N.	Interest income and interest expense

Interest income and expense for all financial instruments, except for financial assets and financial liabilities at FVPL, is recognized in “Interest income” and “Interest expense” using the effective interest rate method. For financial assets, the interest rate is applied to the gross carrying amount of financial assets, except for:

a.	Purchased or originated credit-impaired (“POCI”) financial assets, for which the original credit-adjusted effective interest rate is applied to their amortized cost.

b.

Financial assets that are not POCI but have subsequently become credit-impaired or Stage 3, for which interest income is calculated by applying the effective interest rate to their amortized cost (i.e. net of the expected credit loss provision).

The effective interest rate method is a method for calculating the amortized cost of a financial asset or a financial liability (or a group of financial assets or financial liabilities) and allocating the interest income or interest expense over the relevant period.

O.	Fee and commission income

Fee and commission income is mainly attributable to guarantee income arising from financial guarantee contracts. Guarantee income is recognized over the time period stipulated in the relevant contract.

P.	Fee and commission expense

Fee and commission expense is mainly attributable to outsourcing expenses. Outsourcing expenses are recognized as the services are rendered on an accrual basis in accordance with the terms of the relevant agreement.

Q.	Net income (expense) from derivative financial instruments

Net income (expense) from derivative financial instruments comprises gains and losses arising from changes in the fair values of derivatives and interests on these derivatives, except for gains or losses arising from the foreign currency translation of notional amounts of the currency swap contracts by using the exchange rate at the reporting date. This account also includes adjustments of the carrying amounts of hedged items under fair value hedge.

R.	Net gain (loss) from financial assets at fair value through profit or loss

Net gain (loss) from financial assets at fair value through profit or loss includes all gains and losses arising from changes in the fair value of these financial assets and sales of such assets, as well as interest and dividend income, and upfront and commitment fee on these financial assets.

S.	Net gain (loss) on derecognition of financial assets measured at amortized cost

Net gain (loss) on derecognition of financial assets measured at amortized cost comprises gains or losses on the sale, redemption or other events which resulted in the derecognition of financial assets measured at amortized cost.

For the fiscal year ended March 31, 2026 and 2025, there were no net gain (loss) on derecognition of financial assets measured at amortized cost.

T.	Cash and cash equivalents

Cash and cash equivalents as stated in the consolidated statement of cash flows consist of cash on hand and demand deposits included in “Cash and due from banks” in the consolidated statement of financial position.

4. Material Accounting Judgments, Estimates, and Assumptions

The preparation of the consolidated financial statements requires the JBIC Group to make judgments, estimates, and assumptions that affect the reported amounts of revenues, expenses, assets, and liabilities, and the disclosure of contingent liabilities, at the reporting date.

The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date, that have a significant risk of resulting in a material adjustment to the carrying amounts of assets and liabilities within the next fiscal year, are described below. The JBIC Group based its key assumptions and estimates on parameters available when the consolidated financial statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to market changes or circumstances arising beyond the control of the JBIC Group. Such changes are reflected in the assumptions when they occur.

Fair value of financial instruments

Where the fair value of financial assets and financial liabilities cannot be measured based on quoted prices in active markets, their fair value is determined using valuation techniques including DCF models. The JBIC Group uses its judgment in selecting valuation techniques and the inputs to these models are derived from observable markets, where possible. However, inputs that are not derived from observable markets are used for the estimation of the fair value for some financial instruments based on the JBIC Group’s estimates and judgments.

The JBIC Group’s estimates and judgments are continually evaluated and updated in line with market conditions, and these changes could directly affect the fair values of these financial instruments.

See a detailed discussion in Note 35 “Fair Value of Financial Assets and Liabilities” and Note 36 “Fair Value Hierarchy.”

Expected Credit Losses

ECL represents the JBIC Group’s estimates of expected credit losses on financial instruments subject to impairment at the reporting date. The JBIC Group is required to exercise judgment in making assumptions and estimates.

Judgments in making assumptions and estimates made by the JBIC Group’s include:

•	Self-assessment of the quality of loans and other receivables, including the future prospects of borrowers’ financial condition and repayment abilities used in the borrowers’ category determination;

•	Future cash flows used in the DCF method for the impaired loans and other receivables assessed individually classified as Stage 3;

•

Selection of forward looking macro-economic indicators and the approach to making adjustments based on statistical calculations using historical data and forecasts to incorporate forward looking information in the ECL measurement of loans and other receivables classified as Stage 1 or Stage 2.

The JBIC Group’s estimates and judgments are continually evaluated and updated in response to changes in the economic environment and in the light of new information. These changes could lead to a revision of the amount of impairment losses.

ECL is disclosed in more detail in Note 11 “Loans and Other Receivables,” Note 20 “Financial Guarantee Contracts” and Note 30 “Impairment Losses (Reversals) on Financial Assets.” Credit risk is described in more detail in Note 38 “Maximum Exposure to Credit Risk”, Note 39 “Collateral”, Note 40 “Concentration of Credit Risk” and Note 41 “Exercise of Rights to Obtain Collateral or Other Credit Enhancements.”

The effects of the international situation related to Russia-Ukraine and the Middle East, as well as changes in trade policies in various countries emanating from the United States, are reflected in the ECL in the fiscal year ended March 31, 2026 by assessing in detail the effects of such measures on the financial assets in the process of the ECL measurement and in assessing the effects on credit risk individually. In the future, the international situation including the expansion of economic sanctions against Russia and the escalation of conflicts, as well as additional changes in the trade policies in various countries may have direct and indirect effects on the financial assets.

In addition, with respect to climate-related risks, the JBIC Group recognizes climate-related risks as forward-looking risks that may materialize in different patterns and magnitudes, subject to future environmental and social circumstances, and which therefore need to be addressed through long-term comprehensive perspectives. While the effects of climate change represent a source of uncertainty, the JBIC Group does not consider there to be a material impact on its judgments, estimates, and assumptions from the physical, transition and other climate-related risks in the short term.

Given the uncertainty in predicting the future course of these events, the ECL as of March 31, 2027 may be subject to change, which could have a significant effect on the consolidated financial statements for the fiscal year ending March 31, 2027.

Post-employment benefits

The present value of defined benefit obligations and related costs are determined using actuarial valuations. An actuarial valuation involves making various assumptions, which may differ from actual developments in the future. These include the determination of the discount rate, future salary increases, mortality rates, and future pension increases. Due to the complexity of the valuation, the underlying assumptions, and its long-term nature, a defined benefit obligation is highly sensitive to changes in these assumptions. All assumptions are reviewed at each reporting date.

In determining the appropriate discount rate, the JBIC Group considers the market yield of high-quality corporate bonds in the respective currency, with extrapolated maturities corresponding to the expected duration of the defined benefit obligation.

See Note 22 “Employee Benefits” for further details about the assumptions used.

5. Standards Issued but Not Yet Effective

Early application of standards and interpretations

The JBIC Group has not applied any standards early.

Standards and interpretations issued but not yet applied

The following is a listing of standards and interpretations issued but not yet applied by the JBIC Group as of the date of the issuance of the consolidated financial statements. The JBIC Group intends to apply the standards and interpretations from the date they become effective.

IFRS 18 Presentation and Disclosure in Financial Statements

On April 9, 2024, the IASB issued IFRS 18 “Presentation and Disclosure in Financial Statements” that replaces IAS 1 “Presentation of Financial Statements” to improve the usefulness of information presented and disclosed in financial statements. IFRS 18 introduces three sets of new requirements that give investors more transparent and comparable information about entities’ financial performance, and a better basis for analyzing and comparing entities by:

•	requiring defined subtotals in the statement of profit or loss;

•	requiring disclosure about management-defined performance measures; and

•	adding new principles for aggregation and disaggregation of information.

IFRS 18 carries forward many requirements from IAS 1 unchanged. IFRS 18 is effective for fiscal years beginning on or after January 1, 2027.

As of the date of the issuance of the consolidated financial statements, the JBIC Group is evaluating the potential impact that the adoption of IFRS 18 will have on the JBIC Group’s consolidated financial statements.

Amendments to IFRS 9 and IFRS 7 Classification and Measurement of Financial Instruments

On May 30, 2024, the IASB issued “Classification and Measurement of Financial Instruments (Amendments to IFRS 9, and IFRS 7).” These amendments address diversity in accounting practice by making the requirements more understandable and consistent. The IASB issued amendments to IFRS 9 and IFRS 7 to:

•	clarify the date of recognition and derecognition of some financial assets and liabilities, with a new exception for some financial liabilities settled through an electronic cash transfer system;

•	clarify and add further guidance for assessing whether a financial asset meets the solely payments of principal and interest (SPPI) criterion;

•

add new disclosures for certain instruments with contractual terms that can change cash flows (such as some instruments with features linked to the achievement of environment, social and governance (ESG) targets); and

•	update the disclosures for equity instruments designated at fair value through other comprehensive income (FVOCI).

These amendments are effective for fiscal years beginning on or after January 1, 2026.

As of the date of the issuance of the consolidated financial statements, the JBIC Group expects that the adoption of the amendments to IFRS 9 and IFRS 7 will have no effect on the JBIC Group’s consolidated financial statements.

6. Segment Information

The JBIC Group’s operating segments are those for which discrete financial information is available, and whose operating results are regularly reviewed by the JBIC Group’s management. Figures reported to management, including those used for purposes of budget management and performance evaluation, are prepared under Japanese GAAP. Therefore, Japanese GAAP-based figures are reported in operating segments. For business operations defined under the Act on Japan Bank for International Cooperation and other acts, the JBIC Group has two reporting segments: “Ordinary Operations” account and “Special Operations” account. Accounting operations are separately carried out for respective accounts.

The Special Operations account includes the businesses that offer financing services such as lending to overseas infrastructure business projects that have risks but generate a sufficient level of expected return. The Ordinary Operations account covers the businesses that are not included in the Special Operations account. The Ordinary Operations account also includes the investment business of the subsidiaries.

The reconciliation tables show differences between the amounts reported in the reportable segments and those reported in the IFRS Accounting Standards-based consolidated financial statements.

A.	Reportable segment information

	(Millions of yen)
	For the year ended March 31, 2026
	Ordinary operations	Special operations	Sub-total for reportable segments	Adjustments *	Amount reported in the Japanese GAAP-based consolidated financial statements
Ordinary income
Ordinary income from customers	881,260	1,555	882,815	(20)	882,794
Intersegment ordinary income	76	—	76	(76)	—

Total	881,336	1,555	882,891	(96)	882,794

Segment profit	136,680	297	136,977	—	136,977
Segment assets	20,116,593	329,418	20,446,011	(44)	20,445,967
Segment liabilities	16,746,472	282	16,746,755	(44)	16,746,711

Other items
Depreciation and amortization	4,572	—	4,572	—	4,572
Interest income	778,066	1,490	779,557	—	779,557
Interest expense	654,459	337	654,796	—	654,796
Profits of equity method investments	8,562	—	8,562	—	8,562
Impairment losses on equity and other securities	1,238	291	1,530	—	1,530
Extraordinary income	14	—	14	—	14
Gain on disposal of noncurrent assets	14	—	14	—	14
Income tax expenses	123	—	123	—	123
Equity method investments	10	—	10	—	10
Increase in property, equipment and intangible assets	3,373	—	3,373	—	3,373
Reversal of allowance for loan losses	—	20	20	(20)	—
Provision of allowance for loan losses	48,305	—	48,305	(20)	48,284

*	The “Adjustments” above represent elimination of intersegment transactions.
*	Adjustments to ordinary income from customers, which were ¥20 million, represent reclassification.

	(Millions of yen)
	For the year ended March 31, 2025
	Ordinary operations	Special operations	Sub-total for reportable segments	Adjustments *	Amount reported in the Japanese GAAP-based consolidated financial statements
Ordinary income
Ordinary income from customers	1,025,022	3,958	1,028,981	(106)	1,028,875
Intersegment ordinary income	67	—	67	(67)	—

Total	1,025,090	3,958	1,029,049	(174)	1,028,875

Segment profit	86,685	(379)	86,306	—	86,306
Segment assets	20,129,425	335,366	20,464,792	(38)	20,464,753
Segment liabilities	17,212,144	6,725	17,218,869	(38)	17,218,831

Other items
Depreciation and amortization	4,359	—	4,359	—	4,359
Interest income	983,148	1,124	984,272	—	984,272
Interest expense	866,537	616	867,154	—	867,154
Profits of equity method investments	16	—	16	—	16
Impairment losses on equity and other securities	11,911	2,186	14,098	—	14,098
Extraordinary income	2,575	—	2,575	—	2,575
Gain on disposal of noncurrent assets	15	—	15	—	15
Gain on step acquisitions	2,558	—	2,558	—	2,558
Gain on bargain purchase	1	—	1	—	1
Income tax expenses	217	—	217	—	217
Equity method investments	2,073	—	2,073	—	2,073
Increase in property, equipment and intangible assets	3,889	—	3,889	—	3,889
Reversal of allowance for loan losses	—	106	106	(106)	—
Provision of allowance for loan losses	20,631	—	20,631	(106)	20,524

*	The “Adjustments” above represent elimination of intersegment transactions.
*	Adjustments to ordinary income from customers, which were ¥106 million, represent reclassification.

B.	Reconciliation of reportable segment information to consolidated statement of financial position and consolidated income statement

Reconciliation of ordinary income

		(Millions of yen)
	For the year ended March 31, 2026	For the year ended March 31, 2025
Ordinary income under Japanese GAAP	882,794	1,028,875
Interest income	4,418	(3,514)
Fees and commission income	(7,743)	(9,845)
Net gain (loss) from financial assets at fair value through profit or loss	18,012	(3,066)
Net income (expense) from derivative financial instruments *2	(318)	(789)
Impairment losses (reversals) on financial assets *3	(6,737)	(10,823)
Profits (losses) of equity method investments	—	(213)
Others	(16,315)	1,590

Ordinary income under IFRS Accounting Standards *1	874,111	1,002,212

Reconciliation of net profit attributable to shareholder of JBIC

	(Millions of yen)
	For the year ended March 31, 2026	For the year ended March 31, 2025
Segment profit under Japanese GAAP	136,977	86,306
Interest income	4,418	3,220
Fees and commission income	(7,773)	(9,882)
Net income (expense) from derivative financial instruments *[2]	(65,905)	(44,121)
Net gain (loss) from financial assets at fair value through profit or loss	7,822	(42,884)
Impairment losses (reversals) on financial assets *[3]	15,963	(4,531)
Other expenses	(3,671)	1,829
Others	(3,747)	(242)

Net profit (loss) attributable to shareholder of JBIC under IFRS Accounting Standards	84,084	(10,306)

Reconciliation of assets

	(Millions of yen)
	As of March 31, 2026	As of March 31, 2025
Segment assets under Japanese GAAP	20,445,967	20,464,753
Cash and due from banks	979	1,764
Derivative financial instrument assets *[4]	54,111	58,534
Financial assets at fair value through profit or loss	9	11,699
Securities	16,355	409
Loans and other receivables *[5]	(1,394,540)	(1,253,837)
Equity method investments	30,820	25,801
Others	(414)	1,842

Total assets under IFRS Accounting Standards	19,153,290	19,310,969

Reconciliation of liabilities

	(Millions of yen)
	As of March 31, 2026	As of March 31, 2025
Segment liabilities under Japanese GAAP	16,746,711	17,218,831
Derivative financial instrument liabilities *[4]	54,111	58,534
Bonds payable	(124,254)	(156,131)
Financial guarantee contracts *[5]	(1,408,727)	(1,269,916)
Other liabilities	57,339	49,909

Total liabilities under IFRS Accounting Standards	15,325,180	15,901,226

Reconciliation of interest income

	(Millions of yen)
	For the year ended March 31, 2026	For the year ended March 31, 2025
Interest income under Japanese GAAP	779,557	984,272
Loans and other receivables	4,739	4,305
Financial assets at fair value through profit or loss	(6,070)	(6,734)
Others	663	738

Interest income under IFRS Accounting Standards	778,890	982,581

Reconciliation of interest expense

	(Millions of yen)
	For the year ended March 31, 2026	For the year ended March 31, 2025
Interest expense under Japanese GAAP	654,796	867,154
Derivative financial instrument liabilities	(233,203)	(343,513)
Others	2,136	2,316

Interest expense under IFRS Accounting Standards	423,730	525,956

Reconciliation of equity method investments

	(Millions of yen)
	As of March 31, 2026	As of March 31, 2025
Equity method investments under Japanese GAAP	10	2,073
Difference in the scope of the equity method	92,074	83,806

Equity method investments under IFRS Accounting Standards	92,084	85,879

Reconciliation of impairment losses (reversals) on financial assets

	(Millions of yen)
	For the year ended March 31, 2026	For the year ended March 31, 2025
Provision (reversal) of allowance for loan losses under Japanese GAAP	48,284	20,524
Securities	—	—
Loans and other receivables *[3]	(7,682)	(4,286)
Financial guarantee contracts	(15,018)	(3,543)

Impairment losses on financial assets under IFRS Accounting Standards	25,584	12,695

*[1]

“Ordinary income under IFRS Accounting Standards” is an aggregate of “Interest income,” “Fee and commission income,” “Net gain from financial assets at fair value through profit or loss,” “Other income,” “Impairment reversals on financial assets,” and “Profits of equity method investments” reported in the consolidated income statement.

*[2]	This primarily represents an impact of reversing “Deferred gains (losses) on hedges” recognized as a result of applying hedge accounting under Japanese GAAP.

*[3]	This primarily represents a difference between “Provision of allowance for loan losses” under Japanese GAAP and “Impairment losses (reversals) on financial assets” under IFRS Accounting Standards.

*[4]

This primarily represents a difference in presentation of derivative financial instrument assets and derivative financial instrument liabilities between a net basis under Japanese GAAP and a gross basis under IFRS Accounting Standards.

*[5]	This primarily represents a difference between the amounts of financial guarantee contracts recognized under Japanese GAAP and those recognized under IFRS Accounting Standards.

C.	Information about geographical areas

i.	Interest income*

	(Millions of yen)
	For the year ended March 31, 2026	For the year ended March 31, 2025
Japan	227,401	319,632
United States	75,410	101,403
Asia and Oceania (excluding Japan)	211,089	253,044
Europe, the Middle East, and Africa	186,423	219,078
North America and Latin America (excluding United States)	78,565	89,423

Total interest income in the consolidated income statement	778,890	982,581

*	The above information is based on the locations of customers.

ii.	Noncurrent assets

Noncurrent assets mainly consist of property and equipment. The majority of the noncurrent assets on the consolidated statement of financial position are located in Japan and hence, further information is not presented.

D.	Information about major customers

There are no transactions with a single external customer resulting in more than 10% of ordinary income.

7. Cash and Due from Banks

Cash and due from banks as of March 31, 2026 and 2025 consisted of the following:

	(Millions of yen)
	As of March 31, 2026	As of March 31, 2025
Cash and due from banks
Due from banks	2,141,196	2,764,212

Total cash and due from banks	2,141,196	2,764,212

Cash and cash equivalents in the consolidated statement of cash flows reconcile to cash and due from banks in the consolidated statement of financial position as of March 31, 2026 and 2025, respectively, as follows:

	(Millions of yen)
	As of March 31, 2026	As of March 31, 2025
Cash and due from banks	2,141,196	2,764,212
Due from banks (excluding demand deposits)	(292,360)	(594,836)

Cash and cash equivalents	1,848,836	2,169,376

8. Derivative Financial Instrument Assets and Liabilities

Derivative financial instrument assets and derivative financial instrument liabilities as of March 31, 2026 and 2025 consisted of the following:

	(Millions of yen)
	As of March 31, 2026
	Notional amounts	Derivative financial instrument assets	Derivative financial instrument liabilities
Interest rate-related transactions
Interest rate swaps	5,479,436	21,120	162,392
Currency-related transactions
Currency swaps	5,774,665	45,792	980,813
Forward foreign exchange contracts	1,608	2	—

Total	—	66,915	1,143,205

	(Millions of yen)
	As of March 31, 2025
	Notional amounts	Derivative financial instrument assets	Derivative financial instrument liabilities
Interest rate-related transactions
Interest rate swaps	6,371,951	25,857	226,610
Currency-related transactions
Currency swaps	5,126,226	59,972	668,503
Forward foreign exchange contracts	8,793	21	—

Total	—	85,851	895,114

Hedge Accounting

i.	Fair value hedge

The JBIC Group issues long-term fixed rate bonds and therefore is exposed to changes in fair value due to movements in market interest rates. The JBIC Group manages this risk exposure by entering into pay floating/receive fixed interest rate swaps. For more information about the benchmark interest rates to which the JBIC Group’s hedging relationships are exposed, see “Interest Rate Benchmark Reform” in this note.

Hedge effectiveness is determined at the inception of the hedge relationship, and through periodic prospective effectiveness assessments to ensure that an economic relationship exists between the hedged item and hedging instrument. The JBIC Group enters into hedge relationships where the critical terms of the hedging instrument match exactly with the terms of the hedged item, and therefore a qualitative assessment of effectiveness is performed. If changes in circumstances affect the terms of the hedged item such that the critical terms no longer match exactly with the critical terms of the hedging instrument, the JBIC Group uses the hypothetical derivative method to assess effectiveness.

The JBIC Group establishes the hedging ratio by matching the notional of the derivatives with the principal of the portfolio being hedged. Possible sources of ineffectiveness are as follows:

a.	the JBIC Group or counterparty credit risk which impacts the fair value of interest rate swaps; and

b.	tenor differences between the hedging instruments and the hedged items.

The JBIC Group held the following interest rate swaps to hedge its interest rate risk on bonds payable as of March 31, 2026 and 2025.

	(Millions of yen)
	As of March 31, 2026
	Currency	Notional amounts	Maturity
Interest rate swap	USD	3,237,570	May 2026 to January 2036
	EUR	183,410	June 2029 to October 2030
	GBP	126,618	July 2026 to February 2030
	Total	3,547,598

	(Millions of yen)
	As of March 31, 2025
	Currency	Notional amounts	Maturity
Interest rate swap	USD	3,850,140	April 2025 to April 2034
	EUR	162,080	June 2029 to October 2030
	GBP	116,292	July 2026 to February 2030
	Total	4,128,512

The amounts related to items designated as hedging instruments were as follows.

	(Millions of yen)
	As of March 31, 2026
		Notional amounts	Carrying amount of hedging instruments		Line item in the statement of financial position
	Currency		Assets	Liabilities
Interest rate swap	USD	3,237,570	9,114	122,874	Derivative financial instrument assets or liabilities
	EUR	183,410	—	4,971	Derivative financial instrument liabilities
	GBP	126,618	—	1,241	Derivative financial instrument liabilities

	Total	3,547,598	9,114	129,087

	Hedge ineffectiveness
	Currency	Change in fair value of hedging instruments for ineffectiveness assessment	Hedge ineffectiveness recognized in profit or loss	Line item in profit or loss that includes hedge ineffectiveness
Interest rate swap	USD	32,151	(45)	Net income (expense) from derivative financial instruments
	EUR	(2,280)	(116)	Net income (expense) from derivative financial instruments
	GBP	1,382	125	Net income (expense) from derivative financial instruments

	Total	31,253	(36)

	(Millions of yen)
	As of March 31, 2025
		Notional amounts	Carrying amount of hedging instruments		Line item in the statement of financial position
	Currency		Assets	Liabilities
Interest rate swap	USD	3,850,140	9,962	155,874	Derivative financial instrument assets or liabilities
	EUR	162,080	—	2,690	Derivative financial instrument liabilities
	GBP	116,292	130	2,754	Derivative financial instrument assets or liabilities

	Total	4,128,512	10,092	161,319

	Hedge ineffectiveness
	Currency	Change in fair value of hedging instruments for ineffectiveness assessment	Hedge ineffectiveness recognized in profit or loss	Line item in profit or loss that includes hedge ineffectiveness
Interest rate swap	USD	120,891	20	Net income (expense) from derivative financial instruments
	EUR	2,030	(1,120)	Net income (expense) from derivative financial instruments
	GBP	2,083	(438)	Net income (expense) from derivative financial instruments

	Total	125,004	(1,538)

The amounts related to items designated as hedged items were as follows.

	(Millions of yen)
	As of March 31, 2026
	Carrying amount of hedged items		Accumulated amount of fair value		Line item in the statement of financial position	Change in fair value of hedged item for ineffectiveness assessment
	Assets	Liabilities	Assets	Liabilities
Bonds payable in USD	—	3,147,967	113,912	—	Bonds payable	32,196
Bonds payable in EUR	—	271,536	5,728	—	Bonds payable	(2,164)
Bonds payable in GBP	—	126,224	929	—	Bonds payable	1,257

Total	—	3,545,729	120,570	—		31,289

	(Millions of yen)
	As of March 31, 2025
	Carrying amount of hedged items		Accumulated amount of fair value		Line item in the statement of	Change in fair value of hedged item for ineffectiveness
	Assets	Liabilities	Assets	Liabilities	financial position	assessment
Bonds payable in USD	—	3,729,464	146,108	—	Bonds payable	120,870
Bonds payable in EUR	—	241,170	3,564	—	Bonds payable	3,151
Bonds payable in GBP	—	114,535	2,186	—	Bonds payable	2,521

Total	—	4,085,170	151,859	—		126,542

Interest Rate Benchmark Reform

The replacement with alternative interest rates is giving rise to uncertainties about interest rate benchmark-based cash flows of hedged items or of hedging instruments. The JBIC Group adopted the Phase 2 amendments. The Phase 2 amendments provide relief from applying specific requirements when the basis for determining the contractual cash flows or hedging relationships changes as a result of interest rate benchmark reform. The reliefs are intended to permit the use of a practical expedient for the effective interest rate method and the continuation of hedge accounting when interest rate benchmarks are replaced as a result of interest rate benchmark reform.

The JBIC Group engages in a number of loans, borrowings and derivatives transactions that reference LIBOR. In response to the permanent cessation of LIBOR, reference rates for these financial instruments are replaced, which may have an impact on elements such as profitability, liquidity, and fair value.

The JBIC Group has developed an internal policy on changes to contractual interest rates of financial instruments and is amending applicable contracts for replacement with alternative interest rates. The JBIC Group has modified its systems and is establishing a post-transition structure in order to engage in transactions for financial instruments referencing risk-free rates.

With respect to the JBIC Group’s fair value hedges where interest-linked derivatives are designated as hedging instruments, the JBIC Group has monitored technical guidance issued by, and the progress of considerations made by, national authorities and industry associations in relation to the U.S. dollar and GBP LIBOR rates as they are significant interest rate benchmarks affecting hedging relationships. Regarding the two LIBOR rates above, the JBIC Group has recognized when the rates will no longer be representative (June 2023 and December 2021 for U.S. dollar LIBOR and GBP LIBOR, respectively) and the alternative reference rates announced by the respective national authorities. The actions taken by the JBIC Group included adherence to the IBOR Fallbacks Protocol published by the International Swaps and Derivatives Association, Inc. The JBIC Group has completed the replacement of GBP LIBOR at the end of December 2021 and U.S. dollar LIBOR at the end of June 2023 with alternative interest rates in accordance with the IBOR Fallbacks Protocol. Therefore, the uncertainties arising from interest rate benchmark reform for U.S. dollar LIBOR at the loss of representativeness of the LIBOR rates has been resolved.

The following table provides quantitative information on those financial instruments that have not transitioned to alternative benchmark rates as of March 31, 2026 and 2025, excluding the hedge transactions above.

(Millions of yen)
	As of March 31, 2026		As of March 31, 2025
	Nominal amount of transactions that refer to LIBOR		Nominal amount of transactions that refer to LIBOR
	USD LIBOR	Others	USD LIBOR	Others
Non-derivative financial assets
Loans and other receivables	88,505	—	115,089	—
Non-derivative financial Liabilities
Borrowings	—	—	—	—
Derivatives	—	—	—	—

ii.	Net investment hedges in foreign operations

The JBIC Group has investments in foreign operations which are equity method investments in its consolidated financial statements and whose functional currency is the U.S. dollar. The foreign exchange rate exposures arising from these investments were hedged through the use of forward foreign exchange contracts. These contracts were entered into to hedge designated layer components of the exposure arising from the net assets held in the foreign operations and were rolled forward on a periodic basis.

The JBIC Group designates the spot element of the foreign exchange forwards only as hedging instruments. Changes in the fair value of the hedging instruments attributable to changes in forward points are recognized directly in profit or loss, in principle, as “Net expense from derivative financial instruments” in the consolidated income statement. These amounts are, therefore, not included in the hedge ineffectiveness assessment.

The JBIC Group establishes the hedging ratio by matching the notional amounts of the forward foreign exchange contracts with designated layer component of the net assets of the foreign operation. Given that only the spot element of the forward foreign exchange contracts is designated in the hedge relationship and the amount of hedging instruments and hedged items are equivalent in U.S. dollars, no ineffectiveness is expected except for credit risk of the JBIC Group or counterparty of forward foreign exchange contracts, which is included in fair value of forward foreign exchange contracts.

The JBIC Group cancelled the net investment hedges in foreign operations in the fiscal year ended March 31, 2023.

Since the JBIC Group cancelled the net investment hedges in foreign operations in the fiscal year ended March 31, 2023, the JBIC Group did not hold the forward foreign exchange contracts to hedge its net investments in foreign operations as of March 31, 2026 and 2025.

The amounts related to items designated as hedging instruments were as follows.

(Millions of yen)
As of March 31, 2026
		Carrying amount of hedging instrument		Line item in the statement of financial position	Change in fair value of hedging instrument recognized in other comprehensive income
	Notional amounts	Assets	Liabilities
Forward foreign exchange contracts	—	—	—	—	—

	Hedge ineffectiveness			Reclassification
	Change in fair value of hedging instrument for ineffectiveness Assessment	Hedge ineffectiveness recognized in profit or loss	Line item in profit or loss that includes hedge Ineffectiveness	Amount reclassified from the hedge reserve to profit or loss	Line item affects profit or loss because of reclassification
Forward foreign exchange contracts	—	—	—	—	Net expense from derivative financial instruments

(Millions of yen)
As of March 31, 2025
		Carrying amount of hedging instrument		Line item in the statement of financial position	Change in fair value of hedging instrument recognized in other comprehensive income
	Notional amounts	Assets	Liabilities
Forward foreign exchange contracts	—	—	—	—	—

	Hedge ineffectiveness			Reclassification
	Change in fair value of hedging instrument for ineffectiveness assessment	Hedge ineffectiveness recognized in profit or loss	Line item in profit or loss that includes hedge ineffectiveness	Amount reclassified from the hedge reserve to profit or loss	Line item affects profit or loss because of reclassification
Forward foreign exchange contracts	—	—	—	1,906	Net expense from derivative financial instruments

The following table provides a reconciliation by risk category of components of equity and analysis of other comprehensive income items resulting from hedge accounting.

	(Millions of yen)
	For the year ended March 31, 2026	For the year ended March 31, 2025
Exchange differences on translation of foreign operations
Beginning of the year	—	(1,906)
Reclassification adjustments	—	1,906

End of the year	—	—
Discontinued hedges	—	—

9. Financial Assets at Fair Value through Profit or Loss

Financial assets at fair value through profit or loss as of March 31, 2026 and 2025 consisted of the following:

	(Millions of yen)
	As of March 31, 2026	As of March 31, 2025
Listed and unlisted equity securities	250,718	208,211
Unlisted debt instruments	200,572	227,011

Total	451,291	435,222

10. Securities

Securities as of March 31, 2026 and 2025, which were classified as amortized cost consisted of the following:

	(Millions of yen)
	As of March 31, 2026	As of March 31, 2025
Securities
Unlisted debt securities	69,197	62,198

Securities, total	69,197	62,198

11. Loans and Other Receivables

Loans and other receivables as of March 31, 2026 and 2025 consisted of the following:

	(Millions of yen)
	As of March 31, 2026	As of March 31, 2025
Sovereign	297,935	335,005
Non-sovereign	15,300,561	15,031,465

Total sovereign and non-sovereign	15,598,496	15,366,470

Allowance for loan losses	(421,399)	(440,196)

Loans and other receivables	15,177,097	14,926,274

The portfolio of loans and other receivables is disclosed in more detail in Note 40 “Concentration of Credit Risk.”

Details of changes in the loss allowance for loans and other receivables for the year ended March 31, 2026 were as follows:

Loss allowance:

	(Millions of yen)
	For the year ended of March 31, 2026
	ECL staging			POCI	Total
	Stage 1 12-month ECL	Stage 2 Lifetime ECL	Stage 3 Lifetime ECL
As of April 1, 2025	6,730	76,966	356,498	—	440,196

Transfers:
Transfer to Stage 1	32,756	(32,756)	—	—	—
Transfer to Stage 2	(1,122)	1,122	—	—	—
Transfer to Stage 3	—	(3,567)	3,567	—	—
Net remeasurement from stage changes	(32,161)	7,569	68,966	—	44,373
Modification of contractual cash flows	—	—	(29)	—	(29)
Decrease in exposures	(1,072)	(15,766)	(4,986)	—	(21,825)
Increase in exposures	1,121	1,245	2,324	—	4,691
Write-offs	—	—	(70,365)	—	(70,365)
Changes in risk parameters	(1,254)	(1,478)	(48)	—	(2,781)
Effect of translation	307	2,564	26,383	—	29,256
Other changes	(612)	62	(1,566)	—	(2,116)

As of March 31, 2026	4,693	35,961	380,743	—	421,399

The following table provides changes in the gross carrying amount of the loans and other receivables to show their impact on the changes in the loss allowance presented above.

Gross carrying amount:

	(Millions of yen)
	For the year ended of March 31, 2026
	ECL staging			POCI	Total
	Stage 1 12-month ECL	Stage 2 Lifetime ECL	Stage 3 Lifetime ECL
As of April 1, 2025	13,142,012	1,645,308	579,149	—	15,366,470

Transfers:
Transfer to Stage 1	659,340	(659,320)	(20)	—	—
Transfer to Stage 2	(316,417)	316,417	—	—	—
Transfer to Stage 3	(1,817)	(73,901)	75,719	—	—
Modification of contractual cash flows	—	—	413	—	413
Decrease in exposures	(2,377,655)	(318,094)	(44,893)	—	(2,740,643)
Increase in exposures	2,014,810	32,027	9,171	—	2,056,009
Write-offs	—	—	(70,365)	—	(70,365)
Effect of translation	870,868	69,924	45,821	—	986,614
Other changes	(2)	—	—	—	(2)

As of March 31, 2026	13,991,138	1,012,361	594,995	—	15,598,496

Details of changes in the loss allowance for loans and other receivables for the year ended March 31, 2025 were as follows:

Loss allowance:

	(Millions of yen)
	For the year ended of March 31, 2025
	ECL staging			POCI	Total
	Stage 1 12-month ECL	Stage 2 Lifetime ECL	Stage 3 Lifetime ECL
As of April 1, 2024	6,928	97,083	307,499	23,827	435,339

Transfers:
Transfer to Stage 1	11,811	(11,811)	—	—	—
Transfer to Stage 2	(180)	180	—	—	—
Transfer to Stage 3	—	(315)	315	—	—
Net remeasurement from stage changes	(11,480)	1,717	(23)	—	(9,787)
Modification of contractual cash flows	—	—	(10)	—	(10)
Decrease in exposures	(1,496)	(7,131)	(4,615)	—	(13,244)
Increase in exposures	990	84	3,175	—	4,250
Write-offs	—	—	—	(22,852)	(22,852)
Changes in risk parameters	141	(3,697)	55,281	(975)	50,750
Effect of translation	(66)	(885)	(4,201)	—	(5,153)
Other changes	84	1,743	(923)	—	904

As of March 31, 2025	6,730	76,966	356,498	—	440,196

The following table provides changes in the gross carrying amount of the loans and other receivables to show their impact on the changes in the loss allowance presented above.

Gross carrying amount:

	(Millions of yen)
	For the year ended of March 31, 2025
	ECL staging			POCI	Total
	Stage 1 12-month ECL	Stage 2 Lifetime ECL	Stage 3 Lifetime ECL
As of April 1, 2024	14,078,672	1,657,265	624,112	24,390	16,384,441

Transfers:
Transfer to Stage 1	258,956	(258,845)	(111)	—	—
Transfer to Stage 2	(518,553)	518,553	—	—	—
Transfer to Stage 3	(124)	(16,116)	16,240	—	—
Modification of contractual cash flows	—	—	613	—	613
Decrease in exposures	(2,283,036)	(235,283)	(64,361)	(1,537)	(2,584,219)
Increase in exposures	1,729,730	33	7,806	—	1,737,570
Write-offs	—	—	—	(22,852)	(22,852)
Effect of translation	(123,493)	(20,298)	(5,150)	—	(148,942)
Other changes	(139)	—	—	—	(139)

As of March 31, 2025	13,142,012	1,645,308	579,149	—	15,366,470

(Changes in presentation)

“Effect of translation,” which was included in “Other changes” for the fiscal year ended March 31, 2025, is separately presented for the fiscal year ended March 31, 2026 since the amount is material. To reflect this change, the reconciliation of the loss allowance and the reconciliation of the gross carrying amount for the fiscal year ended March 31, 2025 are reclassified. As a result, ¥5,153 million in the reconciliation of the loss allowance and ¥148,942 million in the reconciliation of the gross carrying amount, which were presented in “Other changes” for the fiscal year ended March 31, 2025, are reclassified to “Effect of translation” respectively.

The following table includes summary information for loans and other receivables with lifetime ECL whose cash flows were modified during the period:

	(Millions of yen)
	For the year ended March 31, 2026	For the year ended March 31, 2025
Loans and other receivables
Amortized cost before modification	182,679	192,119
Net modification gains*	413	613

*	Net modification gains were included in “Impairment losses on financial assets” in the consolidated income statement.

There were no loans and other receivables with 12-month ECL whose cash flows were modified during the period and transferred from Stage 3 or Stage 2 to Stage 1 as of March 31, 2026 and 2025.

The policy for managing credit risk is disclosed in Note 37 “Financial Risk Management.”

12. Business Combinations

There were no business combinations for the year ended March 31, 2026.

Business combinations for the years ended March 31, 2025 were as follows:

On June 18, 2024, JBIC IG Partners, a consolidated subsidiary of JBIC, acquired additional 49.99% common shares of JB Nordic General Partner S.à r.l. (hereinafter referred to as “JB Nordic GP”), which was an affiliate of the JBIC Group, and JB Nordic GP became a consolidated subsidiary. The percentage of voting equity interests held immediately before the business combination was 50%, and therefore, the percentage of the voting equity interest in JB Nordic GP after the acquisition reached 99.99%. Additionally, on the same date, JB Nordic Fund I SCSp, for which JB Nordic GP has full executive authority and which was an affiliate of the JBIC Group, also became a consolidated subsidiary.

Furthermore, on August 2, 2024, JBIC IG Partners acquired additional 50% common shares of NordicNinja Fund II General Partner S.à r.l. (hereinafter referred to as “NordicNinja Fund II GP”), which was an affiliate of the JBIC Group, and NordicNinja Fund II GP became a consolidated subsidiary. The percentage of voting equity interests held immediately before the business combination was 50%, and therefore, the percentage of the voting equity interest in NordicNinja Fund II GP after the acquisition reached 100%. Additionally, on the same date, NordicNinja Fund II SCSp, for which NordicNinja Fund II GP has full executive authority and was an affiliate of the JBIC Group, also became a consolidated subsidiary.

JB Nordic Fund I SCSp, a venture capital fund that invests in startups in the Nordic and Baltic regions, and NordicNinja Fund II SCSp, a venture capital fund specializing in the “Sustainability x Digital” sectors in Northern Europe, were originally established by JBIC IG Partners. JB Nordic GP and NordicNinja Fund II GP serve as the general partners of these venture capital funds. By acquiring additional shares of JB Nordic GP and NordicNinja Fund II GP, the JBIC Group will further strengthen this investment business.

The following table summarizes the consideration transferred for the acquisitions and the amounts of the assets acquired and liabilities assumed at the respective acquisition dates, as well as the amount of the non-controlling interests recognized for JB Nordic Fund I SCSp and NordicNinja Fund II SCSp.

(Millions of yen)
Amount
Fair value of shares previously-held in acquirees	1,014
Cash consideration paid for the acquisitions	111
Fair value of capital contributions previously-held in the venture capital funds	12,599

Total consideration transferred	13,725

(Millions of yen)
Amount
Cash and due from banks	2,219
Financial assets at fair value through profit or loss	30,603
Other assets	283

Total assets acquired	33,107

Other liabilities	(175)

Total liabilities assumed	(175)

Total identifiable net assets	32,931
Non-controlling interests	(19,166)
Negative goodwill	(39)

Net assets acquired	13,725

The JBIC Group recognized gains of ¥483 million arising from the revaluation of the previously held equity interests in JB Nordic GP and losses of ¥6 million in NordicNinja Fund II GP, respectively, to their fair values as of their respective dates of acquisition. The gains were included in “Other income” and the losses were included in “Other expenses” in the consolidated income statement. The JBIC Group also recognized gains of ¥2,934 million arising from the revaluation of the previously held capital contributions in JB Nordic Fund I SCSp and NordicNinja Fund II SCSp to their fair values as of their respective dates of acquisition. The gains were included in “Other income” in the consolidated income statement.

The JBIC Group recognized non-controlling interests of ¥19,166 million, which were measured at the non-controlling interest’s proportionate share of the acquirees’ net identifiable assets. Also, the amount includes non-controlling interests of ¥18,263 million in limited partnerships that are consolidated subsidiaries and the JBIC Group presented the non-controlling interests in “Other liabilities” in the consolidated statement of financial position, in accordance with IAS 32.

In addition, the JBIC Group recognized negative goodwill in the amount of ¥39 million, which represents the excess of the net of the amounts of assets acquired and liabilities assumed, as well as the non-controlling interests recognized, over the fair value of consideration transferred. The negative goodwill was immediately recognized as a gain on bargain purchase and included in “Other income” in the consolidated income statement.

The amounts of total operating loss and net loss of the acquirees since the acquisition dates included in the consolidated income statement were ¥344 million and ¥1,929 million, respectively.

The total cash consideration transferred for the acquisition, cash and cash equivalents in the newly consolidated subsidiaries, and the aggregate cash flows arising from obtaining control of subsidiaries classified as investing activities in the consolidated statement of cash flows for the year ended March 31, 2025 are as follows:

(Millions of yen)
Amount
Cash consideration transferred for the acquisitions	(111)
Cash and cash equivalents in the newly consolidated subsidiaries	2,219

Aggregate cash flows arising from obtaining control of the subsidiaries	2,108

13. Interests in Other Entities

The JBIC Group’s principal subsidiaries as of March 31, 2026 are shown in the table below. The JBIC Group consolidates all entities over which the JBIC Group has control. See Note 3 “Material Accounting Policy Information” for additional information.

Name of entity	Country of incorporation	Ownership interest held by the JBIC Group (%)	Voting rights (%)	Principal activities
JBIC IG Partners	Japan	51	51	Management services for investments
Russia-Japan Investment Fund, L.P. *	Cayman Islands	100	—	Investments
JB Nordic Fund I SCSp	Grand Duchy of Luxembourg	40.59	100	Investments
NordicNinja Fund II SCSp	Grand Duchy of Luxembourg	46.27	100	Investments

*

Although JBIC does not have direct decision-making rights in the Russia-Japan Investment Fund, L.P., JBIC has determined that the Russia-Japan Investment Fund, L.P. is its subsidiary because another entity that is considered to be an agent of JBIC has all of the decision-making rights.

14. Equity Method Investments

Investments in Associates

Investments in associates are accounted for using the equity method. The JBIC Group does not have any investments in associates that are individually material. Investments in associates that were not individually material were as follows:

	(Millions of yen)
	As of March 31, 2026	As of March 31, 2025
Total carrying amount	80,152	73,940

Financial information of associates that were not individually material was as follows (the amount presented is based on the JBIC Group’s ownership interest):

	(Millions of yen)
	As of March 31, 2026	As of March 31, 2025
Total comprehensive income	12,257	2,189

Associates did not record other comprehensive income. Therefore, profits (or losses) of equity method investments were equal to the associates’ total comprehensive income presented above.

Investments in Joint Ventures

Investments in joint ventures are accounted for using the equity method except for the investments made through the Russia-Japan Investment Fund L.P. The JBIC Group does not have any joint ventures that are individually material, and the aggregate balance of investments in joint ventures that are not individually material are not significant. Accordingly, the carrying amount of the investment and the financial information of the joint ventures are not presented.

15. Unconsolidated Structured Entities

The JBIC Group has interests in structured entities formed by other entities (“unconsolidated structured entities”) for the purpose of providing project financing, mainly to resources and infrastructure projects, aircraft leasing, ship leasing, and others. These unconsolidated structured entities obtain funds mainly through bank borrowings. The JBIC Group has interests in these unconsolidated structured entities in the form of loans, financial guarantees, or investments, and therefore the JBIC Group is exposed to credit risk and market risk of these unconsolidated structured entities.

The JBIC Group’s maximum exposure to losses from its interests in these unconsolidated structured entities consists of the carrying amounts of its investments in equity securities, the amounts of loans and loan commitments, and the amount of financial guarantee obligations. The maximum exposure represents the possible amount of total losses the JBIC Group could ever incur without considering any collateral held and other credit enhancements, and does not represent the probability of loss occurrence. Income received from interests in unconsolidated structured entities is mainly interest income and guarantee fees.

The following table summarizes the carrying amounts of assets and liabilities recognized in the consolidated statement of financial position of the JBIC Group and its maximum exposure to losses from its interests in the unconsolidated structured entities.

	(Millions of yen)
	As of March 31, 2026		As of March 31, 2025
	Carrying amount	Maximum exposure	Carrying amount	Maximum exposure
Financial assets at fair value through profit or loss	656	656	586	586
Loans and other receivables	6,695,065	7,892,345	6,539,494	7,801,600

Assets, total	6,695,721	7,893,001	6,540,081	7,802,186

Financial guarantee contracts	33,435	465,658	49,407	448,360

Liabilities, total	33,435	465,658	49,407	448,360

16. Property and Equipment

Changes in the carrying amounts of property and equipment for the years ended March 31, 2026 and 2025 were as follows:

	(Millions of yen)
	Land	Buildings	Others	Total
Cost
As of April 1, 2024	24,311	8,074	5,738	38,125
Additions	1	2,877	5,711	8,591
Disposals	—	(160)	(1,568)	(1,729)
Other decreases	—	—	(5,345)	(5,345)

As of March 31, 2025	24,313	10,791	4,535	39,640
Additions	—	162	2,260	2,423
Disposals	—	(7)	(71)	(79)
Other decreases	—	—	(451)	(451)

As of March 31, 2026	24,313	10,946	6,272	41,532

Accumulated depreciation and impairment loss
As of April 1, 2024	—	2,457	2,871	5,328
Depreciation	—	418	782	1,201
Disposals	—	(160)	(1,563)	(1,723)
Impairment losses	—	—	—	—

As of March 31, 2025	—	2,715	2,090	4,805
Depreciation	—	502	791	1,294
Disposals	—	(7)	(70)	(78)
Impairment losses	—	—	—	—

As of March 31, 2026	—	3,210	2,811	6,022

Carrying amount
As of April 1, 2024	24,311	5,616	2,867	32,796

As of March 31, 2025	24,313	8,076	2,445	34,834

As of March 31, 2026	24,313	7,735	3,461	35,510

17. Other Assets

Other assets as of March 31, 2026 and 2025 consisted of the following:

	(Millions of yen)
	As of March 31, 2026	As of March 31, 2025
Other assets
Cash collateral paid for financial instruments	1,103,270	896,220
Intangible assets	7,075	8,949
Right-of-use assets	2,524	2,709
Assets related to retirement benefits	—	321
Other	7,126	8,295

Other assets, total	1,119,996	916,496

18. Borrowings

Borrowings, including the currency of denomination and maturity dates, as of March 31, 2026 and 2025 consisted of the following:

	(Millions of yen)
	As of March 31, 2026		As of March 31, 2025
Currency	Maturity dates	Carrying amount	Maturity dates	Carrying amount
USD	January 2027 to September 2030	5,429,488	October 2025 to September 2029	5,724,789
EUR	—	—	—	—
JPY	April 2026 to February 2042	3,338,200	May 2025 to February 2042	2,995,700

Borrowings, total		8,767,688		8,720,489

Weighted-average contractual interest rates as of March 31, 2026 and 2025 were 2.77% and 3.27%, respectively.

The amounts of undiscounted contractual cash flows for borrowings by maturity date are disclosed in Note 43 “Maturity Analysis of Financial Liabilities.”

19. Bonds Payable

Bonds payable, including the currency of denomination, maturity dates and associated contractual interest rates, as of March 31, 2026 and 2025 consisted of the following:

	(Millions of yen)
	As of March 31, 2026			As of March 31, 2025
Currency	Maturity dates	Contractual interest rates	Carrying amount	Maturity dates	Contractual interest rates	Carrying amount
USD	April 2026 to January 2036	(Fixed) 1.250%–4.875%	4,560,515	April 2025 to April 2034	(Fixed) 0.625%–4.875%	5,419,596
EUR	February 2028 to October 2030	(Fixed) 1.500%–3.125%	451,384	February 2028 to October 2030	(Fixed) 1.500%–3.125%	400,016
GBP	July 2026 to January 2030	(Fixed) 0.375%–4.625%	125,498	July 2026 to January 2030	(Fixed) 0.375%–4.625%	113,859
JPY	March 2029	(Fixed) 0.639%	10,009	December 2025 to March 2029	(Fixed) 0.639%–2.090%	30,046

Bonds payable, total			5,147,407			5,963,519

JBIC’s bonds are secured by JBIC’s assets in the form of general liens in accordance with Article 34 of the JBIC Act. The amounts of undiscounted contractual cash flows for bonds payable by maturity date are disclosed in Note 43 “Maturity Analysis of Financial Liabilities.”

20. Financial Guarantee Contracts

Financial guarantee contracts as of March 31, 2026 and 2025 consisted of the following:

	(Millions of yen)
	As of March 31, 2026	As of March 31, 2025
Sovereign	7,214	2,197
Non-sovereign	41,534	59,012

Financial guarantee contracts, total	48,749	61,209

Financial guarantee contracts are initially measured at fair value and subsequently measured at the higher of: (a) the amount initially recognized less accumulated amortization recognized in accordance with IFRS 15 and (b) the loss allowance determined in accordance with IFRS 9 required for settling the guarantee obligation at the reporting date.

Details of changes in the loss allowance for financial guarantee contracts for the year ended March 31, 2026 were as follows:

Loss allowance:

	(Millions of yen)
	For the year ended of March 31, 2026
	ECL staging			Total
	Stage 1 12-month ECL	Stage 2 Lifetime ECL	Stage 3 Lifetime ECL
As of April 1, 2025	1,714	39,455	—	41,169

Transfers:
Transfer to Stage 1	28,399	(28,399)	—	—
Transfer to Stage 2	—	—	—	—
Transfer to Stage 3	—	—	—	—
Decrease in exposures	(1,860)	(356)	—	(2,216)
Increase in exposures	269	—	—	269
Net remeasurement	(26,918)	(1,816)	—	(28,734)
Effect of translation	80	209	—	290

As of March 31, 2026	1,686	9,092	—	10,778

The following table provides changes in the exposure amount of the financial guarantee contracts to show their impact on the changes in the loss allowance presented above.

Exposure amount:

	(Millions of yen)
	For the year ended of March 31, 2026
	ECL staging
	Stage 1 12-month ECL	Stage 2 Lifetime ECL	Stage 3 Lifetime ECL	Total
As of April 1, 2025	1,063,693	261,689	—	1,325,383

Transfers:
Transfer to Stage 1	168,139	(168,139)	—	—
Transfer to Stage 2	—	—	—	—
Transfer to Stage 3	—	—	—	—
Decrease in exposures	(160,950)	(2,830)	—	(163,780)
Increase in exposures	252,979	—	—	252,979
Effect of translation	26,988	1,782	—	28,770

As of March 31, 2026	1,350,849	92,502	—	1,443,352

Details of changes in the loss allowance for financial guarantee contracts for the year ended March 31, 2025 were as follows:

Loss allowance:

	(Millions of yen)
	For the year ended of March 31, 2025
	ECL staging			Total
	Stage 1 12-month ECL	Stage 2 Lifetime ECL	Stage 3 Lifetime ECL
As of April 1, 2024	2,693	46,084	299	49,078

Transfers:
Transfer to Stage 1	—	—	—	—
Transfer to Stage 2	—	—	—	—
Transfer to Stage 3	—	—	—	—
Decrease in exposures	(1,224)	(4,801)	(299)	(6,325)
Increase in exposures	145	—	—	145
Net remeasurement	109	(1,422)	—	(1,313)
Effect of translation	(9)	(404)	—	(414)

As of March 31, 2025	1,714	39,455	—	41,169

The following table provides changes in the exposure amount of the financial guarantee contracts to show their impact on the changes in the loss allowance presented above.

Exposure amount:

	(Millions of yen)
	For the year ended of March 31, 2025
	ECL staging			Total
	Stage 1 12-month ECL	Stage 2 Lifetime ECL	Stage 3 Lifetime ECL
As of April 1, 2024	1,181,588	328,956	11,983	1,522,529

Transfers:
Transfer to Stage 1	—	—	—	—
Transfer to Stage 2	—	—	—	—
Transfer to Stage 3	—	—	—	—
Decrease in exposures	(216,029)	(64,780)	(11,983)	(292,794)
Increase in exposures	100,628	—	—	100,628
Effect of translation	(2,493)	(2,486)	—	(4,980)

As of March 31, 2025	1,063,693	261,689	—	1,325,383

(Changes in presentation)

“Effect of translation,” which was included in “Increase in exposures,” “Net remeasurement” and “Other changes” for the fiscal year ended March 31, 2025, is separately presented for the fiscal year ended March 31, 2026 since the amount is material. To reflect this change, the reconciliation of the loss allowance and the reconciliation of the exposure amount for the fiscal year ended March 31, 2025 are reclassified. As a result, ¥1 million included in “Increase in exposures,” ¥8 million included in “Net remeasurement” and ¥405 million included in “Other changes” within the reconciliation of the loss allowance for the fiscal year ended March 31, 2025 are reclassified to “Effect of translation,” respectively. Similarly, ¥536 million included in “Increase in exposures” and ¥4,443 million included in “Other changes” within the reconciliation of the exposure amount for the fiscal year ended March 31, 2025 are reclassified to “Effect of translation.”

21. Other Liabilities

Other liabilities as of March 31, 2026 and 2025 consisted of the following:

		(Millions of yen)
	As of March 31, 2026	As of March 31, 2025
Other liabilities
Accrued expenses	100,168	123,901
Unearned revenue	27,363	28,025
Cash collateral received for financial instruments	12,360	26,660
Liability for retirement benefits	4,107	4,406
Lease liabilities	2,947	3,090
Non-controlling interests in limited partnerships that are consolidated subsidiaries	24,797	18,960
Other	46,383	55,850

Other liabilities, total	218,128	260,893

22. Employee Benefits

Post-employment Benefits

i.	Defined benefit plans

JBIC has defined benefit pension plans composed of funded-type defined benefit corporate pension plans and unfunded-type lump-sum severance indemnity plans. Benefits provided under the plans are determined based on multiple factors, such as the employees’ number of years of service and their salary levels.

In accordance with Japanese laws and regulations, JBIC’s defined benefit corporate pension plans are operated by corporate pension funds that are legally separate from JBIC. The laws and regulations require that JBIC or the board of the corporate pension funds and pension-managing trustees act in the best interests of the plan members and are responsible for managing the plan assets based on the prescribed policy.

JBIC is responsible for contributing funds determined based on a prescribed proportion of the salaries stipulated in JBIC’s pension rules. If the funded balance is below the minimum funding requirement at the annual close of the pension fund, JBIC is required to pay an additional contribution. Further, the contribution is calculated to maintain the balance in future periods and is recalculated every five years at the fiscal year-end of the pension fund.

JBIC’s defined benefit corporate pension plans are multi-employer plans, which are different from single-employer plans from the following perspectives:

a.	Assets contributed to multi-employer plans may be used to provide benefits to employees of other entities participating in the plan.

b.	When certain employers discontinue contributions, other employers may bear the unfunded obligations.

c.	When multi-employer plans are wound up or when an entity withdraws from a multi-employer plan, the entity may be required to pay for unfunded obligations as a special contribution.

The plans expose JBIC to the following actuarial risks, including investment risk, interest rate risk, and longevity risk:

a.	Investment risk

The present value of defined benefit obligations is calculated using a discount rate, which is determined based on market yields on high-quality corporate bonds. Should the return on plan assets fall below this discount rate, a deficit in the defined benefit plan could arise.

b.	Interest rate risk

A decline in market yields on high-quality corporate bonds leads to an increase in defined benefit obligations. The increase in obligations, however, is partly offset by an increase in the fair value of debt instruments (i.e., plan assets).

c.	Longevity risk

JBIC’s defined benefit plans include lifelong annuity plans, which require JBIC’s guarantee at the time of the employees’ retirement to pay retirement benefits to plan members over their lifetime. The present value of defined benefit obligations is determined based on JBIC’s best estimate of the mortality of plan members both during and after their employment. An extended average longevity of plan members will cause an increase in defined benefit obligations.

Changes in the present value of defined benefit obligations and the fair value of plan assets

	(Millions of yen)
	For the year ended March 31, 2026	For the year ended March 31, 2025
(a) Net defined benefit liability for funded and unfunded type plans (beginning) (b)–(d)+(g)	4,084	4,650

Changes in the present value of defined benefit obligations for funded type plans:
(b) Beginning balance	4,924	5,532

Current service cost	86	102
Interest expense	103	77
Remeasurements
Actuarial gains and losses arising from changes in demographic assumptions	(16)	—
Actuarial gains and losses arising from changes in financial assumptions	(526)	(603)
Other	71	40
Payments by the plan	(224)	(223)

(c) Ending balance	4,417	4,924

Changes in the fair value of plan assets:
(d) Beginning balance	5,246	5,345

Interest income	110	74
Remeasurements
Return on plan assets	338	(94)
Contributions by the employer	150	144
Payments by the plan	(224)	(223)

(e) Ending balance	5,621	5,246
Effect of the asset ceiling
(f) Beginning balance	—	—

Remeasurements
Changes in the effect of assets ceiling	(1,203)	—
(g) Ending balance	(1,203)	—

(h) Net defined benefit liability for funded type plans (ending) (c)-(e)+(g)	—	(321)

Changes in the present value of defined benefit obligations for unfunded type plans:
(i) Beginning balance	4,406	4,463

Current service cost	318	317
Past service cost	—	—
Interest expense	91	61
Remeasurements
Actuarial gains and losses arising from changes in demographic assumptions	(8)	—
Actuarial gains and losses arising from changes in financial assumptions	(201)	(219)
Other	252	284
Payments by the plan	(750)	(501)

(j) Ending balance	4,107	4,406

(k) Net defined benefit liability for funded and unfunded type plans (ending) (h)+(j)	4,107	4,084

Significant actuarial assumptions used in determining the present value of defined benefit obligations

Items	As of March 31, 2026	As of March 31, 2025
Discount rate (%)	2.9%	2.1%
Salary increase rate (%)	3.0%	4.0%

An assessment of defined benefit obligations requires judgments in respect of uncertain future events. The following table shows the impact in the form of a sensitivity analysis of changes in discount rates on the defined benefit obligations at each reporting date. The sensitivity analysis is prepared based on the assumption that other variables remain constant; however, in practice, variables do not necessarily change in isolation. Negative amounts represent a decrease, while positive amounts show an increase in the defined benefit obligations.

Sensitivity analysis (discount rate)

	(Millions of yen)
	0.5% increase	0.5% decrease
Effect on defined benefit obligations as of March 31, 2026	(427)	454
Effect on defined benefit obligations as of March 31, 2025	(538)	578

Fair value by plan asset category

	(Millions of yen)
	As of March 31, 2026
Categories of plan assets	With quoted market prices in an active market	Without quoted market prices in an active market	Total
Equity securities (Japan)	838	—	838
Equity securities (foreign countries)	741	—	741

Total equity securities	1,580	—	1,580
Debt securities (Japan)	2,053	—	2,053
Debt securities (foreign countries)	1,069	—	1,069

Total debt securities	3,123	—	3,123
General accounts of life insurance companies	—	572	572
Cash and due from banks	19	—	19
Other	—	326	326

Plan assets, total	4,722	898	5,621

	(Millions of yen)
	As of March 31, 2025
Categories of plan assets	With quoted market prices in an active market	Without quoted market prices in an active market	Total
Equity securities (Japan)	697	—	697
Equity securities (foreign countries)	765	—	765

Total equity securities	1,462	—	1,462
Debt securities (Japan)	2,135	—	2,135
Debt securities (foreign countries)	1,050	—	1,050

Total debt securities	3,186	—	3,186
General accounts of life insurance companies	—	557	557
Cash and due from banks	18	—	18
Other	—	21	21

Plan assets, total	4,667	578	5,246

Expected contribution to plan assets for the fiscal year ending March 31, 2027:	¥207 million

Weighted-average duration of defined benefit obligations
As of March 31, 2026	11 years
As of March 31, 2025	13 years

ii.	Defined contribution plans

On October 1, 2014, JBIC introduced defined contribution plans. JBIC recognized costs of ¥31 million and ¥30 million related to the defined contribution plans for the years ended March 31, 2026 and 2025.

Employee Benefit Expenses

Total employee benefit expenses included in operating expenses in the consolidated income statement were as follows:

	(Millions of yen)
	For the year ended March 31, 2026	For the year ended March 31, 2025
Employee benefit expenses	9,361	8,733

23. Capital Stock and Other Reserves

Total number of authorized shares

	(Thousands of shares)
	As of March 31, 2026	As of March 31, 2025
Common stock with no stated value	5,164,000,000	5,164,000,000

Shares of common stock issued and fully paid (common stock with no stated value)
	(Millions of yen)
	For the year ended March 31, 2026		For the year ended March 31, 2025
	Thousands of shares	Amount	Thousands of shares	Amount
Beginning of the year	2,182,800,000	2,182,800	2,061,800,000	2,061,800
Issuance of new shares	370,000,000	370,000	121,000,000	121,000

End of the year	2,552,800,000	2,552,800	2,182,800,000	2,182,800

Total amount of capital stock

	(Millions of yen)
	As of March 31, 2026	As of March 31, 2025
Capital stock	2,702,800	2,332,800

Other reserves presented in the consolidated statement of changes in equity

Remeasurement of defined benefit plans

Remeasurement of defined benefit plans represents the changes in actuarial gains and losses and the return on plan assets, excluding amounts included in interest income. Actuarial gains and losses represent experience adjustments to the defined benefit obligations (i.e., differences between the actuarial assumptions at the beginning of the year and what has actually occurred) and the effects of changes in actuarial assumptions. Actuarial gains and losses are recognized in other comprehensive income as incurred and are immediately transferred from other reserves to retained earnings.

Exchange differences on translation of foreign operations

The amount represents the JBIC Group’s share of the translation differences arising on translating the consolidated financial statements of foreign subsidiaries, associates and joint ventures into the functional currency of JBIC. The amount includes gains or losses on the hedging instruments that are determined to be effective hedges of the net investments in foreign operations.

Capital controls

JBIC is not subject to either the Banking Act or capital adequacy regulations; however, JBIC is subject to the JBIC Act, and it has the following agreements with the Japanese government:

•	The government, at all times, holds the total number of outstanding shares of JBIC (Article 3 of the JBIC Act).

•	The government may make contributions to JBIC, if necessary, limited to the amount appropriated in the budget (Article 4 of the JBIC Act).

•

JBIC prepares a budget for revenues and expenditures and submits it to the Minister of Finance each fiscal year. After the Cabinet’s decision is made, the Cabinet submits the budget to the Diet together with the national budget (Article 16 and Article 19 of the JBIC Act). JBIC’s business plans and financial plans (e.g., borrowings from the fiscal loan funds and foreign exchange funds, corporate bonds, capital contribution from the general account, and loans) are attached to the above-mentioned budget and submitted to the Diet (Article 17 of the JBIC Act).

JBIC manages the equity presented in the consolidated statement of financial position as its capital. Capital stock as of March 31, 2026 and 2025 is as presented above.

24. Dividend Distribution

JBIC is restricted in its ability to distribute dividends in accordance with Article 31 of the JBIC Act.

JBIC paid ¥31,467 million on June 27, 2024, for the year ended March 31, 2024, and ¥42,041 million on June 27, 2025, for the year ended March 31, 2025, and ¥68,533 million on June 29, 2026, for the year ended March 31, 2026 in accordance with the JBIC Act as noted below. These amounts are calculated based on the amount of the retained earnings under Japanese GAAP.

In the event that the amount of the retained earnings recorded at each year-end closing in respective accounts for operations defined in each item of Article 26-2 of the JBIC Act:

i.

exceeds zero, JBIC accumulates an amount calculated in accordance with the standards prescribed by the Cabinet Order as a reserve, until it reaches a certain amount stipulated by the Cabinet Order; and if there is a surplus, JBIC pays such a surplus into the National Treasury within three months after the annual closing date (Paragraph 1 of Article 31 of the JBIC Act); or

ii.	falls below zero, the reserve is transferred to the retained earnings to the extent that the amount of retained earnings becomes zero (Paragraph 2 of Article 31 of the JBIC Act).

25. Interest Income and Interest Expense

Interest income and interest expense for the years ended March 31, 2026 and 2025 consisted of the following:

	(Millions of yen)
	For the year ended March 31, 2026	For the year ended March 31, 2025
Interest income
Due from banks	43,180	54,253
Securities	7,012	8,971
Loans and other receivables	724,084	917,308
Other	4,612	2,048

Interest income, total	778,890	982,581
Interest expense
Borrowings	250,175	337,833
Bonds payable	170,549	183,713
Financial guarantee contracts	663	738
Other	2,341	3,670

Interest expense, total	423,730	525,956

Net interest income	355,159	456,625

26. Fee and Commission Income and Fee and Commission Expense

Fee and commission income, as well as fee and commission expense for the years ended March 31, 2026 and 2025 consisted of the following:

	(Millions of yen)
	For the year ended March 31, 2026	For the year ended March 31, 2025
Fee and commission income
Guarantee fees	9,387	10,172
Other	4,703	1,132

Fee and commission income, total	14,090	11,305
Fee and commission expense
Outsourcing expenses	3,737	3,359
Other	909	1,214

Fee and commission expense, total	4,646	4,574

27. Net Expense from Derivative Financial Instruments

Net expense from derivative financial instruments for the years ended March 31, 2026 and 2025 consisted of the following:

	(Millions of yen)
	For the year ended March 31, 2026	For the year ended March 31, 2025
Net expense from derivative financial instruments
Net interest income from interest rate swaps	233,203	343,494
Net loss(gain) on valuation of derivative financial instruments	34,615	(82,402)
Other*	30,970	125,753

Net expense from derivative financial instruments, total	298,790	386,845

*	The amount includes adjustments of the carrying amounts of hedged items under fair value hedge.

28. Net Gain (Loss) from Financial Assets at Fair Value through Profit or Loss

Net gain (loss) from financial assets at fair value through profit or loss for the years ended March 31, 2026 and 2025 consisted of the following:

	(Millions of yen)
	For the year ended March 31, 2026	For the year ended March 31, 2025
Net gain (loss) from financial assets at fair value through profit or loss
Net gain(loss) from listed and unlisted equity securities	34,176	(46,063)
Net gain (loss) from unlisted debt instruments	2,759	(4,701)

Net gain (loss) from financial assets at fair value through profit or loss, total	36,935	(50,764)

29. Other Income and Other Expenses

Other income and other expenses for the years ended March 31, 2026 and 2025 consisted of the following:

	(Millions of yen)
	For the year ended March 31, 2026	For the year ended March 31, 2025
Other income
Gain on foreign exchange transactions*	31,465	2,717
Gains from revaluation of previously held interests in newly consolidated subsidiaries	—	483
Negative goodwill	—	20
Other	471	2,917

Other income, total	31,936	6,137
Other expenses
Losses from revaluation of previously held interests in newly consolidated subsidiary	—	6
Impairment loss on equity method investments	1,238	—
Other	4,519	1,365

Other expenses, total	5,757	1,371

*	The amount includes gains or losses arising on the foreign currency translation of notional amounts of the currency swap contracts by using the exchange rate at the reporting date.

30. Impairment Losses (Reversals) on Financial Assets

Impairment losses (reversals) on financial assets for the years ended March 31, 2026 and 2025 consisted of the following:

	(Millions of yen)
	For the year ended March 31, 2026	For the year ended March 31, 2025
Impairment losses (reversals) on financial assets
Loans and other receivables*	40,602	16,238
Financial guarantee contracts	(15,018)	(3,543)

Impairment losses (reversals) on financial assets, total	25,584	12,695

*

Impairment losses (reversals) for the fiscal year ended March 31, 2026 included an increase of ¥64,684 million in the loss allowance for loans and other receivables due to a deterioration in credit risk of certain debtors. They also included decreases of ¥31,880 million in the loss allowance for loans and other receivables and ¥13,747 million in the loss allowance for financial guarantee contracts, reflecting an improvement in credit risk of a certain debtor.

31. Operating Expenses

Operating expenses for the years ended March 31, 2026 and 2025 consisted of the following:

	(Millions of yen)
	For the year ended March 31, 2026	For the year ended March 31, 2025
Operating expenses
Salaries and allowances	7,831	7,242
Retirement benefit costs	521	514
Welfare expenses	1,089	1,034
Depreciation and amortization	5,183	4,909
Travel expenses	2,266	2,084
Other*	14,538	14,350

Operating expenses, total	31,430	30,135

*	“Other” includes professional and other contractors costs, costs related to overseas secondments, transaction fees and taxes, supplies and communication costs.

32. Income Taxes

JBIC is a nontaxable entity in accordance with Paragraph 2, Item 5 of the Corporate Tax Act of Japan (Act No. 34, 1965) and has no obligation to pay corporate taxes. JBIC IG Partners is a taxable entity and has an obligation to pay corporate taxes as applicable under relevant laws. The Russia-Japan Investment Fund, L.P. is a tax-exempt limited partnership established under Cayman Islands laws and has no obligation to pay corporate taxes. Also, JB Nordic Fund I SCSp and NordicNinja Fund II SCSp are tax-exempt limited partnerships established under Grand Duchy of Luxembourg laws and have no obligation to pay corporate taxes. As the balances of income taxes are immaterial, information on income taxes is not presented.

33. Analysis of Financial Assets and Liabilities by Measurement Basis

Subsequent to initial recognition, financial assets and liabilities are measured either at fair value or amortized cost in accordance with the measurement classifications defined in IFRS 9. Note 3 “Material Accounting Policy Information” describes how these classifications of financial assets and liabilities are measured, and how income and expenses are recognized in profit or loss.

The following tables present the carrying amounts of the financial assets and liabilities in the consolidated statement of financial position, by category and by line item, as of March 31, 2026 and 2025:

	(Millions of yen)
	As of March 31, 2026
	Financial assets and liabilities measured at FVPL	Financial assets measured at amortized cost	Financial liabilities measured at amortized cost	Total
Financial assets
Cash and due from banks	—	2,141,196	—	2,141,196
Derivative financial instrument assets	66,915	—	—	66,915
Financial assets at fair value through profit or loss	451,291	—	—	451,291
Securities	—	69,197	—	69,197
Loans and other receivables	—	15,177,097	—	15,177,097

Financial assets, total	518,206	17,387,491	—	17,905,698

Financial liabilities
Derivative financial instrument liabilities	1,143,205	—	—	1,143,205
Borrowings	—	—	8,767,688	8,767,688
Bonds payable	—	—	5,147,407	5,147,407

Financial liabilities, total	1,143,205	—	13,915,096	15,058,302

In addition to the above, JBIC had ¥48,749 million of financial guarantee contracts measured in accordance with IFRS 9 as of March 31, 2026.

	(Millions of yen)
	As of March 31, 2025
	Financial assets and liabilities measured at FVPL	Financial assets measured at amortized cost	Financial liabilities measured at amortized cost	Total
Financial assets
Cash and due from banks	—	2,764,212	—	2,764,212
Derivative financial instrument assets	85,851	—	—	85,851
Financial assets at fair value through profit or loss	435,222	—	—	435,222
Securities	—	62,198	—	62,198
Loans and other receivables	—	14,926,274	—	14,926,274

Financial assets, total	521,074	17,752,684	—	18,273,758

Financial liabilities
Derivative financial instrument liabilities	895,114	—	—	895,114
Borrowings	—	—	8,720,489	8,720,489
Bonds payable	—	—	5,963,519	5,963,519

Financial liabilities, total	895,114	—	14,684,008	15,579,123

In addition to the above, JBIC had ¥61,209 million of financial guarantee contracts measured in accordance with IFRS 9 as of March 31, 2025.

34. Offsetting Financial Assets and Financial Liabilities

The following tables present quantitative information in respect of financial instruments that are subject to enforceable master netting arrangements or similar agreements as of March 31, 2026 and 2025. Of the financial assets held by the JBIC Group, amounts related to master netting agreements in respect of derivative transactions are disclosed in the following tables. The right to offset in accordance with these master netting agreements only becomes effective in the event of default or certain other events outside the normal course of business. The excess portion of the collateral received and collateral pledged is excluded.

	(Millions of yen)
	As of March 31, 2026
				Amounts subject to an enforceable master netting agreement or similar agreement and not included in (b) (d)
	Gross amounts of financial assets and liabilities recognized (a)	Amounts that are offset (b)	Net amounts presented in the consolidated statement of financial position (c)=(a)-(b)	Amounts related to financial instruments recognized that do not meet the offsetting criteria	Amounts related to financial collateral (including cash collateral)	Net amount (e)=(c)-(d)
Financial assets
Derivative financial instrument assets	66,913	—	66,913	(54,111)	(12,360)	441

Financial assets, total	66,913	—	66,913	(54,111)	(12,360)	441
Financial liabilities
Derivative financial instrument liabilities	1,143,205	—	1,143,205	(54,111)	(1,103,270)	—

Financial liabilities, total	1,143,205	—	1,143,205	(54,111)	(1,103,270)	—

	(Millions of yen)
	As of March 31, 2025
				Amounts subject to an enforceable master netting agreement or similar agreement and not included in (b) (d)
	Gross amounts of financial assets and liabilities recognized (a)	Amounts that are offset (b)	Net amounts presented in the consolidated statement of financial position (c)=(a)-(b)	Amounts related to financial instruments recognized that do not meet the offsetting criteria	Amounts related to financial collateral (including cash collateral)	Net amount (e)=(c)-(d)
Financial assets
Derivative financial instrument assets	85,830	—	85,830	(58,534)	(26,660)	635

Financial assets, total	85,830	—	85,830	(58,534)	(26,660)	635
Financial liabilities
Derivative financial instrument liabilities	895,114	—	895,114	(58,534)	(896,220)	—

Financial liabilities, total	895,114	—	895,114	(58,534)	(896,220)	—

35. Fair Value of Financial Assets and Liabilities

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The fair values stated below represent the best estimate determined using various valuation methods and assumptions, and the JBIC Group gives the highest priority to quoted prices in active markets. If such prices are not available, the fair values are determined using valuation techniques. The valuation techniques, if used, maximize the use of observable inputs and minimize the use of unobservable inputs.

The following table sets forth the carrying amounts and fair values of major financial assets and liabilities as of March 31, 2026 and 2025:

	(Millions of yen)
	As of March 31, 2026		As of March 31, 2025
	Carrying amount	Fair value	Carrying amount	Fair value
Financial Assets
Derivative financial instrument assets	66,915	66,915	85,851	85,851
Financial assets at fair value through profit or loss	451,291	451,291	435,222	435,222
Securities	69,197	64,790	62,198	59,469
Loans and other receivables	15,177,097	15,210,853	14,926,274	15,026,512

Financial Assets, total	15,764,502	15,793,851	15,509,546	15,607,055

Financial Liabilities
Derivative financial instrument liabilities	1,143,205	1,143,205	895,114	895,114
Borrowings	8,767,688	8,588,713	8,720,489	8,608,368
Bonds payable	5,147,407	5,153,171	5,963,519	5,953,944
Financial guarantee contracts	48,749	2,887	61,209	5,964

Financial Liabilities, total	15,107,052	14,887,977	15,640,332	15,463,391

Valuation methods used in determining the fair values of financial assets and liabilities

Derivative financial instrument assets and liabilities

As derivative transactions by JBIC Group are OTC transactions whose quoted prices are not available, their fair value is determined by using the present value method and other valuation methodologies according to the transaction type and the term to maturity. Price adjustments are made based on the counterparty’s credit risk and JBIC’s credit risk. Main inputs used in these valuation methodologies include interest rates, exchange rates, and credit spreads. Such transactions include plain vanilla interest rate swaps, currency swaps, and forward foreign exchange contracts.

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss comprise listed and unlisted equity securities (i.e., some stocks, investments in partnerships, and investment trusts), which include financial assets classified as debt instruments in accordance with IAS 32 Financial Instruments: Presentation, and certain loans and other receivables.

Fair values of listed equity securities are determined using quoted market prices if the market prices are appropriate for valuation. Otherwise or as it pertains to stocks included in unlisted equity securities, their fair values are determined using valuation techniques, including the DCF method. The inputs used include unobservable inputs, such as the expected rate of return. For certain unlisted equity securities, valuations based on reported net asset values, market multiples, recent investment method, recent transaction prices as well as adjusted transaction prices including balanced score card approach are considered to represent the fair values of these investments at the reporting date.

Since loans with variable interest rates reflect market interest rates in the short term, amounts calculated by applying the floating rate note method and a risk-free rate adjusted by unobservable inputs, such as the default ratio and collateral coverage ratio, represent the fair values of the loans.

The fair value of loans is determined by discounting at a risk-free rate the sum of principal and interest after adjusting for credit risk and other elements according to the classifications based on the type of loans, internal ratings and periods. Of which, the fair value of those loans with variable interest rates is their carrying amount as such loans reflect market interest rates over the short term and approximates the carrying mount if the borrower’s credit conditions have not changed significantly since the issuance of loans.

For claims on Bankrupt borrowers, Substantially bankrupt borrowers, and Potentially bankrupt borrowers, credit losses estimated on such claims are calculated based on the discounted present value of estimated future cash flows or the expected collectible amount from the collateral or guarantee. Since fair value approximates the amount on the consolidated balance sheets at the fiscal year end after deducting the allowance for loan losses, this amount is used for fair value.

Securities

Securities held by JBIC Group are unlisted debt securities. Quoted prices that are made available by third parties, such as brokers, are used for measuring fair values of the securities.

Loans and other receivables

The fair value of loans is determined by discounting at a risk-free rate the sum of principal and interest after adjusting for credit risk and other elements according to the classifications based on the type of loans, internal ratings and periods. Of which, the fair value of those loans with variable interest rates is their carrying amount as such loans reflect market interest rates over the short term and approximates the carrying mount if the borrower’s credit conditions have not changed significantly since the issuance of loans.

For claims on Bankrupt borrowers, Substantially bankrupt borrowers, and Potentially bankrupt borrowers, credit losses estimated on such claims are calculated based on the discounted present value of estimated future cash flows or the expected collectible amount from the collateral or guarantee. Since fair value approximates the amount on the consolidated balance sheets at the fiscal year end after deducting the allowance for loan losses, this amount is used for fair value.

Borrowings

As for borrowed money, the present value is calculated by discounting the sum of principal and interest of the borrowed money classified by certain periods at a rate adjusted by the remaining period and credit risk of borrowed money. Of which, borrowed money with variable interest rates reflect short-term market interest rates and the credit conditions of JBIC and its consolidated subsidiaries have not changed significantly since the execution of borrowings. Therefore, the carrying amount is used as fair value because it is considered that the carrying amount approximates the fair value.

Bonds payable

Of bonds issued by JBIC Group, the Reference Statistical Prices [Yields] for OTC bond Transactions is used as fair value for the fiscal investment and loan program (FILP) agency bonds. As for government-guaranteed foreign currency bonds, the prices obtained from, among others, information vendors are used as fair value.

Financial guarantee contracts

The fair value of financial guarantee contracts is determined by discounting the estimated future losses arising from guarantee obligations using a risk-free rate adjusted by the credit default swap spread of government bonds. Unobservable inputs, such as the default ratio and coverage ratio, are used to determine the estimated future losses associated with guarantee obligations. The fair value hierarchy of financial assets and liabilities is described in Note 36 “Fair Value Hierarchy.”

36. Fair Value Hierarchy

The inputs used in the valuation techniques that measure the fair values of assets and liabilities are categorized into the following three-level hierarchy:

•	Level 1: quoted (unadjusted) prices in active markets for identical assets or liabilities;

•	Level 2: inputs other than quoted prices included within Level 1 that are observable for assets or liabilities, either directly or indirectly; and

•	Level 3: unobservable inputs.

The fair value hierarchy of an asset or liability is determined based on the hierarchy of inputs used in the fair value measurement of that asset or liability. If the inputs used to measure the fair value of an asset or a liability are categorized within different levels of the fair value hierarchy, the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement.

The following tables show a breakdown of assets and liabilities measured at fair value by level of the fair value hierarchy as of March 31, 2026 and 2025:

	(Millions of yen)
	As of March 31, 2026
	Level 1	Level 2	Level 3	Total
Assets
Derivative financial instrument assets
Interest-related derivatives
Interest rate swaps	—	21,120	—	21,120
Currency-related derivatives
Currency swaps	—	45,792	—	45,792
Forward foreign exchange contracts	—	2	—	2

Derivative financial instrument assets, total	—	66,915	—	66,915
Financial assets at fair value through profit or loss	—	—	451,291	451,291

Liabilities
Derivative financial instrument liabilities
Interest-related derivatives
Interest rate swaps	—	162,392	—	162,392
Currency-related derivatives
Currency swaps	—	980,813	—	980,813
Forward foreign exchange contracts	—	—	—	—

Derivative financial instrument liabilities, total	—	1,143,205	—	1,143,205

	(Millions of yen)
	As of March 31, 2025
	Level 1	Level 2	Level 3	Total
Assets
Derivative financial instrument assets
Interest-related derivatives
Interest rate swaps	—	25,857	—	25,857
Currency-related derivatives
Currency swaps	—	59,972	—	59,972
Forward foreign exchange contracts	—	21	—	21

Derivative financial instrument assets, total	—	85,851	—	85,851
Financial assets at fair value through profit or loss	—	—	435,222	435,222

Liabilities
Derivative financial instrument liabilities
Interest-related derivatives
Interest rate swaps	—	226,610	—	226,610
Currency-related derivatives
Currency swaps	—	668,503	—	668,503
Forward foreign exchange contracts	—	—	—	—

Derivative financial instrument liabilities, total	—	895,114	—	895,114

Transfers between Level 1 and Level 2

There were no transfers between Level 1 and Level 2 during the years ended March 31, 2026 and 2025.

Quantitative Information about the Significant Unobservable Inputs Used in the Fair Value Measurement of Level 3 Financial Assets

The following tables present the significant unobservable inputs used in the fair value measurement of Level 3 financial assets that are recorded in the consolidated statement of financial position at fair value:

	As of March 31, 2026
	Fair value (Millions of yen)	Valuation method	Unobservable inputs	Range
Financial assets at fair value through profit or loss
Listed equity securities (stocks)	1,549	Adjusted market price	— *3	— *3
Unlisted equity securities (stocks)	53,271	DCF method	Discount rates	6.3%–15.3%
			Expected cash flows	— *1
	19,574	Recent transaction price	— *3	— *3
	17,922	Adjusted transaction price	— *3	— *3
	9,520	Book value multiple method	Price Book-value Ratio (PBR)	1.00
	4,620	Balanced Scorecard Approach	Valuation adjusted Ratios	3.4%–38.3%
	3,630	EV/Gross Merchandise Value multiple method	EV/Gross Merchandise Value multiples	0.70
	2,378	EV/sales multiple method	EV/sales multiples	8.86%–25.4%
	727	Net asset value	— *2	— *2
Unlisted equity securities (investments in partnerships)	112,948	Net asset value	— *2	— *2
Unlisted equity securities (Investment trusts)	24,573	Net asset value	— *2	— *2
Unlisted debt instruments (loans)	200,012	DCF method	Discount rates	0.8%–3.2%
			Expected cash flows	— *1
	560	Recent transaction price	— *3	— *3

	As of March 31, 2025
	Fair value (Millions of yen)	Valuation method	Unobservable inputs	Range
Financial assets at fair value through profit or loss
Listed equity securities (stocks)	3,187	Adjusted market price	— *3	— *3
Unlisted equity securities (stocks)	61,822	DCF method	Discount rates	6.3%–20.2%
			Expected cash flows	— *1
	7,677	Book value multiple method	Price Book-value Ratio (PBR)	1.00
	712	Net asset value	— *2	— *2
	28,304	Recent investment method	— *3	— *3
	1,846	EV/sales multiple method	EV/sales multiples	8.86–9.48
Unlisted equity securities (investments in partnerships)	95,384	Net asset value	— *2	— *2
Unlisted equity securities (Investment trusts)	9,275	Net asset value	— *2	— *2
Unlisted debt instruments (loans)	225,526	DCF method	Discount rates	0.5%–2.1%
			Expected cash flows	— *1
	125	Recent transaction price	— *3	— *3
	1,359	Recent investment method	— *3	— *3

*[1]

Expected cash flows used in the valuation based on the DCF method are unobservable inputs, and accordingly, various scenarios reflecting the performance of the issuers are taken into account in performing the valuation.

*[2]	The net asset values reported by the investments are deemed to represent the fair value as of the reporting date.

*[3]	The fair value as of the reporting date is based on recent transaction prices.

Movements in the Fair Value of Level 3 Financial Assets

The following table presents a reconciliation of the beginning and ending amounts of Level 3 financial assets that are recorded at fair value in the consolidated statement of financial position for the years ended March 31, 2026 and 2025:

	(Millions of yen)
	Financial assets at fair value through profit or loss
	Listed equity securities	Unlisted equity securities	Unlisted debt instruments	Total
As of April 1, 2024	6,277	223,016	245,257	474,551
Total gains (losses) recorded in profit or loss	(3,090)	(46,427)	(9,881)	(59,399)
Purchases	—	48,449	31,218	79,668
Sales and redemptions	—	(20,014)	(39,583)	(59,598)

As of March 31, 2025	3,187	205,023	227,011	435,222

Total gains (losses) recorded in profit or loss	10	40,994	(7,229)	33,774
Purchases	—	21,922	18,537	40,460
Sales and redemptions	(1,648)	(18,771)	(37,747)	(56,166)

As of March 31, 2026	1,549	249,169	200,572	451,291

Sensitivity Analysis of Level 3 Instruments

The fair value measurements of Level 3 financial assets are performed using valuation techniques based on inputs, such as prices and rates that are not observable in the market. The following sensitivity analysis provides the impact on the profit or loss and other comprehensive income when changing the unobservable inputs used in determining the fair value measurements of Level 3 financial assets recorded at fair value in the consolidated statement of financial position, to the extent reasonably possible.

The nature of the sensitivity analysis is determined based on the type of financial instrument and the market conditions at the time. As of March 31, 2026 and 2025, the sensitivity analyses were performed by increasing or decreasing the discount rates used in the DCF method by 1% and were performed on items measured using the book value multiple method by increasing and decreasing the PBR by 10%.

	(Millions of yen)
	As of March 31, 2026
	Total fair value measured using valuation techniques	Impact on profit or loss
		Favorable change	Unfavorable change
Financial assets at fair value through profit or loss
Listed equity securities (stocks)	—	—	—
Unlisted equity securities (stocks)	111,647	3,249	(2,539)
Unlisted debt instruments (loans)	200,012	7,319	(6,990)

	(Millions of yen)
	As of March 31, 2025
	Total fair value measured using valuation techniques	Impact on profit or loss
		Favorable change	Unfavorable change
Financial assets at fair value through profit or loss
Listed equity securities (stocks)	—	—	—
Unlisted equity securities (stocks)	69,500	2,733	(2,097)
Unlisted debt instruments (loans)	225,526	9,582	(9,106)

For the listed equity securities, certain unlisted equity securities (i.e., some stocks, investments in partnerships, and investment trusts) and debt securities, the sensitivity analysis was not performed since the effect of changing the unobservable inputs to reflect reasonably possible alternative assumptions did not change their fair values significantly.

Unrealized Gain (Loss) of Level 3 Instruments

The following table presents changes in unrealized gain (loss) included in profit or loss for the years ended March 31, 2026 and March 31, 2025 related to Level 3 financial assets.

	(Millions of yen)
	For the year ended March 31, 2026	For the year ended March 31, 2025
Net gain (loss) from financial assets at fair value through profit or loss	23,910	(47,504)

Fair Value Hierarchy of Assets and Liabilities that are Not Measured at Fair Value

The breakdown by fair value hierarchy of assets and liabilities that were not measured at fair value in the consolidated statement of financial position as of March 31, 2026 and 2025 was as follows:

	(Millions of yen)
	As of March 31, 2026
	Level 1	Level 2	Level 3	Total
Assets
Loans and other receivables	—	—	15,210,853	15,210,853
Securities	—	64,790	—	64,790
Liabilities
Borrowings	—	8,588,713	—	8,588,713
Bonds payable	—	5,153,171	—	5,153,171
Financial guarantee contracts	—	—	2,887	2,887

	(Millions of yen)
	As of March 31, 2025
	Level 1	Level 2	Level 3	Total
Assets
Loans and other receivables	—	—	15,026,512	15,026,512
Securities	—	59,469	—	59,469
Liabilities
Borrowings	—	8,608,368	—	8,608,368
Bonds payable	—	5,953,944	—	5,953,944
Financial guarantee contracts	—	—	5,964	5,964

37. Financial Risk Management

JBIC is a policy-based financial institution, conducting financial operations to achieve policy objectives, and its operations involve various risks, including credit risk, market risk (interest rate risk and exchange rate risk), liquidity risk, and operational risk. As such, JBIC has the following risk management policies in place.

Risk Management Structure

The types and magnitude of the risks associated with JBIC’s financial operations and its risk mitigation measures are different from those of risks associated with private financial institutions’ operations and their risk mitigation measures. Nonetheless, JBIC, as a financial institution, recognizes the importance of managing risk appropriately, and has built an organizational structure for risk management tailored to the types of risks and integrated risk management.

More specifically, JBIC identifies, measures, and monitors various risks to which JBIC is exposed in its operations, and defines ensuring the soundness and integrity of its operations and increasing transparency as the risk management objective. For this purpose, JBIC has designated staff responsible for managing various risks and established a department responsible for controlling the risk management efforts. In addition, the Corporate Risk Management and ALM Committee, which was established through the integration of the Corporate Risk Management Committee and the Asset Liability Management (ALM) Committee, has also been set up to facilitate evaluations and discussions regarding successful risk management. JBIC has also established the Risk Advisory Committee, which mainly consists of external experts, to provide JBIC’s board of directors with advice for matters requiring their review, such as a risk assessment and the management structure of large credit exposures and issues related to the risk of large-scale projects.

Credit Risk Management

Credit risk refers to the potential loss from a decline or loss in the value of credit assets due to deterioration in the financial conditions of a debtor. This risk is inherent in JBIC’s operations as it primarily engages in lending activities. The credit risk exposure of JBIC may be classified into the following categories: sovereign risk, which involves financing to foreign governments; corporate risk, which involves financing to business firms; project risk, which occurs when a project is financed by project financing—a financing structure in which a loan is primarily secured by the cash flows generated from the project—fails to generate the planned cash flows; and country risk, which involves financing to foreign firms as well as projects located in foreign countries (a risk arising from the country where the debtor resides and the project is located that adds to corporate risk and project risk). Given the very nature of the financial support the JBIC Group provides, including support for developing and securing strategically important resources for Japan overseas, for maintaining and improving the international competitiveness of Japanese industries, and for promoting overseas business in order to preserve the global environment, such as preventing global warming, the JBIC Group frequently extends loans to foreign governments, government agencies, and foreign companies. As such, sovereign and country risks account for a significant portion of the credit risk accompanying JBIC’s lending activities.

Credit risk management structure

The cornerstone of credit risk management at JBIC is the evaluation of an individual borrower’s creditworthiness in advance of credit approval. When a new credit application is processed, the relevant finance departments (sales promotion departments) and credit departments collect and analyze information on the borrower. JBIC’s overseas representative offices also play a part in collecting information on foreign governments and corporations. Credit appraisal takes place based on the information that has been gathered and analyzed with the different departments ensuring appropriate checks throughout the process, leading to the final decision by the management. In providing credit to foreign governments and other governmental entities, JBIC takes maximum advantage of its unique position as a public financial institution. This includes exchanging views and information with the governments and relevant authorities in the recipient countries, multilateral institutions such as the IMF and the World Bank, other regional development banks such as export credit agencies, and private financial institutions in developed countries. Using all these channels to exchange views and information, JBIC evaluates sovereign and country risks based on the broad range of information collected on the borrowing governments, the government agencies, and the political and economic conditions in their countries.

In providing credit to domestic and foreign companies, JBIC evaluates their creditworthiness and the appropriateness of the collateral and guarantees they offer. In respect of the credit provision related to overseas projects, credit evaluation involves examining the certainty of transactions to be financed, feasibility studies of the projects, and the industry in which the borrower operates. The concentration of credit risk is managed by setting a certain ratio to capital. The relevant finance departments and credit departments conduct proper credit risk management based on the credit risk rating system for segmented risk categories and the asset self-assessment system. In addition, a Corporate Risk Management and ALM Committee (previously, the “Integrated Risk Management Committee”) is held regularly to report the status of credit management to the management. The credit management situation is also checked by an independent auditing department.

Credit risk management methodology

A.	Credit risk assessment

Internal credit rating

JBIC has established an internal credit rating system, which covers, in principle, all borrowers. Internal credit ratings are the cornerstone of credit risk management, being used for individual credit appraisals and quantifying credit risk as described below.

Self-assessment of asset quality

JBIC performs a self-assessment of asset quality to ensure that the characteristics of its assets will be accurately reflected in its assessment results. In carrying out the self-assessment of the asset quality, the first-stage of the assessment is conducted by the finance departments, while the second-stage of the assessment is conducted by the credit department, and the internal inspection is performed by the internal audit department. The results of the self-assessment of the asset quality are used for determining the existence of evidence indicating that a financial asset or group of financial assets classified into loans and receivables is credit-impaired. In addition, they are used for the continuous reviews of the loan portfolio as well as actively used in the disclosures of assets to enhance the transparency of the JBIC Group’s financial position.

The “borrower category” is used to classify borrowers by their repayment abilities used in the self-assessment of asset quality, and borrowers are classified depending on their financial conditions as below:

Borrower Category	Borrowers’ financial condition
Normal borrowers	Borrowers with good business performances and no significant financial problems
Borrowers needing attention	Borrowers requiring close monitoring, excluding substandard borrowers
Substandard borrowers	Borrowers in the “borrowers needing attention category” with loans that are completely or partially more than three months past due or borrowers whose loans have been restructured
Potentially bankrupt borrowers	Borrowers perceived to have a high risk of becoming bankrupt
Substantially bankrupt borrowers	Borrowers who may not have legally or formally declared bankruptcy but are essentially bankrupt
Bankrupt borrowers	Borrowers who have legally or formally declared bankruptcy

B.	Quantifying credit risk

In addition to the above credit risk management related to individual borrowers, JBIC quantifies credit risk with a view to evaluating the risk of the overall loan portfolio. To quantify credit risk, it is important to take into account the characteristics of JBIC’s loan portfolio, which are not typically seen in other private financial institutions, namely that JBIC holds a significant portion of long-term loans that entail sovereign and country risks. Also to be taken into account are mechanisms for securing assets under an international supporting framework, such as the Paris Club*, which is a unique framework of debt management by official creditors. JBIC’s own credit risk quantification model, incorporating these factors, measures credit risk and is utilized for internal control purposes.

*

The Paris Club is an informal group of official creditors whose role is to find coordinated and sustainable solutions to the payment difficulties encountered by debtor nations. Since the first meeting took place in 1956 to resolve the debt problem of Argentina, the meeting has been held in Paris, with the French Treasury (in Paris) acting as its secretariat. Hence, it is known as the Paris Club.

Credit Risk Management in Financial Markets

Credit risk in financial markets is the risk that JBIC will suffer losses if a counterparty to a derivative financial instrument transaction is unable to execute the transactions in accordance with the terms of the contract due to its financial difficulties or bankruptcy. As such, JBIC continuously gathers information on the market value of derivative financial instruments, the credit risk amount in respect of each counterparty and counterparties’ financial conditions. JBIC also monitors and utilizes such data in assessing the appropriateness of counterparties. JBIC mitigates credit risk in financial markets arising from derivatives transactions by entering into master netting agreements. Under IFRS Accounting Standards, JBIC’s derivative financial instrument assets and liabilities do not meet the offsetting criteria and they are presented on a gross basis in the consolidated statement of financial position. In addition to the above, collateral is pledged by both parties to a transaction in accordance with market trends and risk levels.

38. Maximum Exposure to Credit Risk

The following tables summarize the JBIC Group’s maximum exposure to credit risk before recognizing risk mitigation by collateral or other credit enhancements as of March 31, 2026 and 2025:

Financial instruments not subject to impairment

	(Millions of yen)
	As of March 31, 2026		As of March 31, 2025
	Carrying amount	Maximum exposure	Carrying amount	Maximum exposure
Financial assets at fair value through profit or loss*1	451,291	611,657	435,222	593,324

*1	Maximum exposure represents the total of investments, loans, equity participation commitments and loan commitments.

Financial instruments subject to impairment

	(Millions of yen)
	As of March 31, 2026		As of March 31, 2025
	Carrying amount	Maximum exposure	Carrying amount	Maximum exposure
Securities*2	69,197	69,197	62,198	62,198
Loans and other receivables*3	15,177,097	18,130,215	14,926,274	17,468,033
Financial guarantee contracts*4	48,749	1,596,933	61,209	1,493,791

*2	Maximum exposure represents the amounts of investments.

*3	Maximum exposure represents the total of loans and loan commitments.

*4	Maximum exposure represents the total of guarantee obligations and guarantee commitments.

The tables above exclude financial instruments whose carrying amounts best represent their maximum exposure to credit risk.

39. Collateral

Financial assets pledged as collateral

JBIC held ¥1,103,270 million and ¥896,220 million in cash collateral for derivatives transactions as of March 31, 2026 and 2025, respectively, which was included in “Other assets” in the consolidated statement of financial position. The general collateral in respect of bonds payable is described in Note 19 “Bonds Payable.”

Collateral and other credit enhancements

JBIC obtains collateral, such as financial assets and real estate, and utilizes guarantees to strengthen loan recovery and minimize the credit risk. JBIC also obtains collateral, such as movable property, for credit enhancement purposes in order to minimize the credit risk in relation to the financial guarantee contracts.

The JBIC’s policies regarding collateral have not significantly changed during the reporting period and there has been no significant change in the overall quality of the collateral held by JBIC since the prior period.

A portion of the JBIC Group’s financial assets are fully covered by collateral, which results in no loss allowance being recognized in accordance with the JBIC Group’s expected credit loss model. The carrying amount of such financial assets was ¥3,405,387 million and ¥3,472,168 million as of March 31, 2026 and 2025, respectively.

The following tables present financial effects of collateral and other credit enhancements in respect of credit-impaired loans and loans measured at FVPL on which the impairment requirements in IFRS 9 are not applied as of March 31, 2026 and 2025. If the value of the collateral exceeds the carrying amount of the loan, the maximum amount of collateral is limited to the carrying amount of the corresponding loan.

	(Millions of yen)
	As of March 31, 2026	As of March 31, 2025
Credit-impaired loans and other receivables	34,841	33,495
Loans and other receivables measured at FVPL	160,861	178,379

40. Concentration of Credit Risk

The following tables present the analysis of the concentration of credit risk in respect of loans and other receivables by borrowers’ key characteristics as of March 31, 2026 and 2025:

Analysis of loans and other receivables by borrowers’ grade of the internal credit rating system as of March 31, 2026;

	(Millions of yen)
	As of March 31, 2026
	ECL staging
	Stage 1 12-month ECL	Stage 2 Lifetime ECL	Stage 3 Lifetime ECL	POCI	Total
Sovereign
S to BB3	130,653	—	—	—	130,653
B1 to C	8,785	93,930	—	—	102,716
D to F	29,669	—	34,896	—	64,565

Total sovereign	169,108	93,930	34,896	—	297,935

Allowance for loan losses	(1,290)	(5,907)	(233)	—	(7,431)

Non-sovereign
S to BB3	12,452,413	—	—	—	12,452,413
B1 to C	1,369,572	918,431	—	—	2,288,003
D to F	44	—	560,099	—	560,143

Total non-sovereign	13,822,030	918,431	560,099	—	15,300,561

Allowance for loan losses	(3,403)	(30,054)	(380,509)	—	(413,967)

Total loans and other receivables	13,986,444	976,399	214,252	—	15,177,097

Analysis of loans and other receivables by borrowers’ geographic area and industry as of March 31, 2026;

	(Millions of yen)
	As of March 31, 2026
	ECL staging
	Stage 1	Stage 2	Stage 3
	12-month ECL	Lifetime ECL	Lifetime ECL	POCI	Total
Sovereign
Asia and Oceania	63,168	93,930	11,595	—	168,694
Europe, the Middle East, and Africa	102,855	—	10,303	—	113,158
North America and Latin America	3,085	—	12,997	—	16,082

Total sovereign	169,108	93,930	34,896	—	297,935

Allowance for loan losses	(1,290)	(5,907)	(233)	—	(7,431)

Non-sovereign
Manufacturing industry	2,411,152	410,351	58,375	—	2,879,879
Mining industry	1,455,415	133,898	183,002	—	1,772,316
Electricity, gas, heat supply, and water industry	3,724,548	367,073	40,397	—	4,132,020
Transport industry	609,862	1,675	—	—	611,538
Wholesale and retail industry	1,187,279	1,154	22	—	1,188,456
Finance and insurance industry	2,726,556	—	278,037	—	3,004,593
Other	1,707,214	4,277	263	—	1,711,755

Total non-sovereign	13,822,030	918,431	560,099	—	15,300,561

Allowance for loan losses	(3,403)	(30,054)	(380,509)	—	(413,967)

Total loans and other receivables	13,986,444	976,399	214,252	—	15,177,097

Analysis of loans and other receivables by borrowers’ grade of the internal credit rating system as of March 31, 2025;

	(Millions of yen)
	As of March 31, 2025
	ECL staging
	Stage 1 12-month ECL	Stage 2 Lifetime ECL	Stage 3 Lifetime ECL	POCI	Total
Sovereign
S to BB3	75,971	—	—	—	75,971
B1 to C	178,678	6,523	—	—	185,202
D to F	24,521	—	49,310	—	73,831

Total sovereign	279,171	6,523	49,310	—	335,005

Allowance for loan losses	(2,671)	(964)	(321)	—	(3,956)

Non-sovereign
S to BB3	11,781,941	—	—	—	11,781,941
B1 to C	1,080,881	1,638,785	—	—	2,719,666
D to F	17	—	529,839	—	529,857

Total non-sovereign	12,862,840	1,638,785	529,839	—	15,031,465

Allowance for loan losses	(4,059)	(76,002)	(356,177)	—	(436,239)

Total loans and other receivables	13,135,281	1,568,341	222,651	—	14,926,274

Analysis of loans and other receivables by borrowers’ geographic area and industry as of March 31, 2025;

	(Millions of yen)
	As of March 31, 2025
	ECL staging
	Stage 1	Stage 2	Stage 3
	12-month ECL	Lifetime ECL	Lifetime ECL	POCI	Total
Sovereign
Asia and Oceania	192,276	3,125	12,772	—	208,174
Europe, the Middle East, and Africa	86,894	—	16,762	—	103,656
North America and Latin America	—	3,398	19,775	—	23,174

Total sovereign	279,171	6,523	49,310	—	335,005

Allowance for loan losses	(2,671)	(964)	(321)	—	(3,956)

Non-sovereign
Manufacturing industry	1,862,918	558,581	99,604	—	2,521,104
Mining industry	1,604,193	152,330	154,599	—	1,911,122
Electricity, gas, heat supply, and water industry	3,320,229	544,321	16,782	—	3,881,333
Transport industry	480,141	1,743	—	—	481,884
Wholesale and retail industry	1,107,257	2,182	17	—	1,109,456
Finance and insurance industry	2,950,434	361,917	258,681	—	3,571,034
Other	1,537,666	17,708	153	—	1,555,528

Total non-sovereign	12,862,840	1,638,785	529,839	—	15,031,465

Allowance for loan losses	(4,059)	(76,002)	(356,177)	—	(436,239)

Total loans and other receivables	13,135,281	1,568,341	222,651	—	14,926,274

The following tables present an analysis of the concentration of credit risk in respect of financial guarantee contracts by the guaranteed parties’ key characteristics as of March 31, 2026 and 2025:

Analysis of financial guarantee contracts by guaranteed parties’ grade of the internal credit rating system as of March 31, 2026;

	(Millions of yen)
	As of March 31, 2026
	ECL staging
	Stage 1	Stage 2	Stage 3
	12-month ECL	Lifetime ECL	Lifetime ECL	Total
Sovereign
S to BB3	7,155	—	—	7,155
B1 to C	59	—	—	59
D to F	—	—	—	—

Total sovereign	7,214	—	—	7,214

Non-sovereign
S to BB3	13,853	—	—	13,853
B1 to C	18,589	9,092	—	27,681
D to F	—	—	—	—

Total non-sovereign	32,442	9,092	—	41,534

Total financial guarantee contracts	39,657	9,092	—	48,749

Analysis of financial guarantee contracts by guaranteed parties’ geographic area and industry as of March 31, 2026;

	(Millions of yen)
	As of March 31, 2026
	ECL staging			Total
	Stage 1	Stage 2	Stage 3
	12-month ECL	Lifetime ECL	Lifetime ECL
Sovereign
Asia and Oceania	570	—	—	570
Europe, the Middle East, and Africa	6,634	—	—	6,634
North America and Latin America	9	—	—	9

Total sovereign	7,214	—	—	7,214

Non-sovereign
Manufacturing industry	191	—	—	191
Mining industry	584	—	—	584
Electricity, gas, heat supply, and water industry	23,255	9,092	—	32,347
Transport industry	2,217	—	—	2,217
Finance and insurance industry	4,690	—	—	4,690
Other	1,503	—	—	1,503

Total non-sovereign	32,442	9,092	—	41,534

Total financial guarantee contracts	39,657	9,092	—	48,749

Analysis of financial guarantee contracts by guaranteed parties’ grade of the internal credit rating system as of March 31, 2025;

	(Millions of yen)
	As of March 31, 2025
	ECL staging
	Stage 1 12-month ECL	Stage 2 Lifetime ECL	Stage 3 Lifetime ECL	Total
Sovereign
S to BB3	893	—	—	893
B1 to C	1,248	55	—	1,303
D to F	—	—	—	—

Total sovereign	2,141	55	—	2,197

Non-sovereign
S to BB3	15,477	—	—	15,477
B1 to C	4,134	39,399	—	43,534
D to F	—	—	—	—

Total non-sovereign	19,612	39,399	—	59,012

Total financial guarantee contracts	21,754	39,455	—	61,209

Analysis of financial guarantee contracts by guaranteed parties’ geographic area and industry as of March 31, 2025;

	(Millions of yen)
	As of March 31, 2025
	ECL staging
	Stage 1 12-month ECL	Stage 2 Lifetime ECL	Stage 3 Lifetime ECL	Total
Sovereign
Asia and Oceania	893	—	—	893
Europe, the Middle East, and Africa	1,248	—	—	1,248
North America and Latin America	—	55	—	55

Total sovereign	2,141	55	—	2,197

Non-sovereign
Manufacturing industry	—	—	—	—
Mining industry	2,440	—	—	2,440
Electricity, gas, heat supply, and water industry	8,792	39,399	—	48,192
Transport industry	2,383	—	—	2,383
Finance and insurance industry	4,337	—	—	4,337
Other	1,657	—	—	1,657

Total non-sovereign	19,612	39,399	—	59,012

Total financial guarantee contracts	21,754	39,455	—	61,209

41. Exercise of Rights to Obtain Collateral or Other Credit Enhancements

The JBIC Group did not obtain any material financial or non-financial assets through exercise of rights to collateral or other credit enhancements.

42. Market Risk and Liquidity Risk

Market risk is the risk that the value of assets and liabilities (including off-balance-sheet items) will fluctuate and losses will be incurred, or profits derived from assets and liabilities (including off-balance-sheet items) will fluctuate and losses will be incurred, due to changes in various market risk factors, such as interest rates and foreign exchange rates.

The market risk borne by JBIC mainly consists of foreign exchange risk and interest rate risk, and JBIC may suffer losses from these risks due to fluctuations in the markets, such as market turmoil. These risks are hedged, in principle, by interest rate swaps, currency swaps, and forward foreign exchange contracts.

Liquidity risk is the risk that losses will be incurred as a result of difficulties in obtaining the funds necessary due to a maturity mismatch between financing and funding, or unexpected outflow of funds, or being forced to fund at an interest rate significantly higher than that under normal circumstances (funding risk). It is also the risk that losses will be incurred from being unable to conduct market transactions due to market turmoil or being forced to transact at far more unfavorable prices than those under normal circumstances (market liquidity risk).

Long-term and stable funds, such as fiscal loan funds, government-guaranteed bonds and the FILP agency bonds, are secured to finance JBIC. Deposits are not accepted. Therefore, JBIC considers liquidity risk to be limited. However, financing costs could increase due to market turmoil and unexpected events.

Overview of market risk and liquidity risk management

i.	Market risk management

JBIC manages foreign exchange risk and interest rate risk through its ALM. Market risk management protocols contain detailed stipulations in respect of risk management methods and procedures, and JBIC established the Corporate Risk Management and ALM Committee (previously, the “ALM Committee”) to assess and confirm the execution of ALM, and to discuss future responses to market risk. In addition, JBIC assesses and monitors the interest rate and terms of financial assets and liabilities in detail through a gap analysis and an interest rate sensitivity analysis as well as Value at Risk (“VaR”). The results are reported to the Corporate Risk Management and ALM Committee on a regular basis.

The basic policy for managing foreign exchange risk and interest rate risk at JBIC is described below:

a.	Foreign exchange risk

Foreign currency-denominated loans conducted in the JBIC Group involve risks related to exchange rate fluctuations. The JBIC Group has a consistent policy of managing this risk by fully hedging this risk exposure through the use of currency swaps and forward foreign exchange contracts. Furthermore, a portion of the foreign exchange risk arising from investments in affiliates denominated in foreign currencies is hedged using forward foreign exchange contracts as hedging instruments.

b.	Interest rate risk

Interest rate risk arises from exposure to market interest rate fluctuations for yen-denominated loan and foreign currency-denominated loan operations and the policy for managing interest rate risk is described below.

(i)	Yen-denominated loan operations

Yen-denominated loan operations are managed based on fixed interest rates by matching the maturities of the loans and funds. As a result, JBIC’s exposure to interest rate risk is limited. For any loan operations that are significantly impacted by interest rate fluctuations, JBIC hedges the interest rate risk through hedging instruments, such as swaps.

(ii)	Foreign currency-denominated loan operations

For foreign currency-denominated loan operations, interest rate risk is hedged through the application of a consistent policy of using interest rate swaps and managing the funds with floating interest rates for both loans and related funding arrangements.

c.	Status of market risk

JBIC only maintains a banking book and does not have financial instruments in a trading book. While in principle JBIC holds derivatives only for hedging purposes, as stated previously, market risk is measured in order to assess potential risk exposures. The following represents the market risk exposure (VaR) as of March 31, 2026 and 2025. JBIC measures market risk (VaR) by taking into account the degree of correlation between interest rate risk and foreign exchange risk.

Risk management using VaR

VaR is a market risk measure that assesses the maximum possible fluctuation of gains or losses in fair values that could occur after a certain period of time (“holding period”) based on historical market movements of interest rates or exchange rates, etc., over a specific period in the past (or observation period) within a given probability (confidence interval), that is derived statistically by employing the theory of probability distribution.

The measurement assumes historical market trends and the theory of probability distribution. However, bearing in mind that future market trends could deviate from these assumptions, JBIC validates the effectiveness of its market risk measurements using the VaR model by back-testing, which cross-checks the measured VaR against the actual gains or losses. In addition, a stress test, which goes beyond the probability distribution of historical market movements, is carried out in order to capture risks from various perspectives.

The following points should generally be noted in measuring VaR

•	VaR will differ depending on the choice of confidence interval, holding period, and observation period;

•

VaR indicates the maximum fluctuation of gains or losses in fair values at the time of measurement. In practice, the actual results at a point in the future may differ from the VaR calculation due to changes in the assumptions caused by market movements during the holding period; and

•

VaR indicates the maximum value based on specific assumptions. As such, when utilizing VaR as a risk management measure, it is imperative to keep in mind that VaR may underestimate the potential losses.

The table below provides VaR calculated as of March 31, 2026 and 2025.

	(Billions of yen)
	As of March 31, 2026	As of March 31, 2025
VaR	219.3	195.7

JBIC calculated VaR based on a historical model. The calculation is based on a 99% confidence interval, a one-year holding period and a five-year observations period.

ii.	Liquidity risk management

Long-term and stable funds, such as fiscal loan funds, government-guaranteed bonds and FILP agency bonds, are used to finance JBIC’s operations and deposits are not accepted.

Cash flows are assessed and proper measures, including establishing overdraft facility accounts with multiple private sector financial institutions, are taken to maintain daily cash flows for proper risk management.

43. Maturity Analysis of Financial Liabilities

The following tables present the amounts of financial liabilities by contractual maturity based on undiscounted contractual cash flows as of March 31, 2026 and 2025.

The JBIC Group presents non-controlling interests in limited partnerships that are consolidated subsidiaries as “Other liabilities” in the liabilities section in accordance with IAS 32 and the following table presents the amount of the non-controlling interests by the remaining period of the limited partnerships.

For financial liabilities, payments related to financial guarantee contracts are made when all the relevant contractual requirements for payment are met. Accordingly, total guarantee amounts do not indicate the settlement amounts. Financial guarantee contracts represent the total of guarantee obligations and guarantee commitments.

For off-balance-sheet items, loan commitments and equity participation commitments are exercised based on the status of the corresponding businesses. Accordingly, total commitment amounts do not indicate the settlement amounts.

	(Millions of yen)
	As of March 31, 2026
			Later than	Later than	Later than	Later than
			one year	three years	five years	seven years
		Not later	and not	and not	and not	and not
	On	than one	later than	later than	later than	later than	Later than
	demand	year	three years	five years	seven years	ten years	ten years	Total
Financial liabilities
Derivative financial instrument liabilities	—	394,506	434,863	346,120	226,122	116,617	113,703	1,631,933
Borrowings	—	630,480	4,138,394	3,306,117	941,778	273,835	182,025	9,472,633
Bonds payable	—	1,445,470	2,377,436	1,075,620	512,915	351,835	—	5,763,278
Financial guarantee contracts	1,596,933	—	—	—	—	—	—	1,596,933
Other liabilities	—	—	582	—	7,935	—	—	8,517
Off-balance-sheet items
Loan commitments	2,954,387	—	—	—	—	—	—	2,954,387
Equity participation commitments	159,096	—	—	—	—	—	—	159,096

	(Millions of yen)
	As of March 31, 2025
			Later than	Later than	Later than	Later than
			one year	three years	five years	seven years
		Not later	and not	and not	and not	and not
	On	than one	later than	later than	later than	later than	Later than
	demand	year	three years	five years	seven years	ten years	ten years	Total
Financial liabilities
Derivative financial instrument liabilities	—	278,330	492,695	309,249	160,490	165,831	103,650	1,510,247
Borrowings	—	452,131	5,203,273	2,393,003	532,917	800,714	182,947	9,564,988
Bonds payable	—	1,754,996	2,520,756	1,265,676	941,318	166,808	—	6,649,555
Financial guarantee contracts	1,493,791	—	—	—	—	—	—	1,493,791
Other liabilities	—	—	—	13,177	—	5,782	—	18,960
Off-balance-sheet items
Loan commitments	2,556,199	—	—	—	—	—	—	2,556,199
Equity participation commitments	143,661	—	—	—	—	—	—	143,661

44. Related-Party Disclosures

Shares held by the Government

The total number of outstanding shares of JBIC is required to be held, at all times, by the Japanese government (Article 3 of JBIC Act). Accordingly, all the shares outstanding are wholly owned by the Japanese government (the Ministry of Finance). Transactions between JBIC and the Japanese government or entities controlled by the Japanese government were as follows:

Transactions with the Japanese government, which controls JBIC

		(Millions of yen)
		Transactions and transaction amounts						Balance
		Underwriting of capital increase*1	Receipt of funds*2	Repayment of borrowings	Payment of interest on borrowings	Guarantee of corporate bonds*3	Borrowings	Other liabilities (interest payable)
Ministry of Finance (Minister of Finance)	Year ended March 31, 2026	370,000	1,229,990	1,526,678	250,175	5,261,662	8,767,688	46,770
	Year ended March 31, 2025	121,000	2,068,082	2,484,485	337,833	6,089,651	8,720,489	68,017

*1	The underwriting of capital increase represents the increase in capital through shareholder allocation by JBIC at an allocation amount of ¥1 per share.

*2

The receipt of funds represents borrowings from the FILP special account and the Foreign Exchange Funds Special Account (FEFSA). FILP interest rates are applied to the borrowings from the FILP, while the interest rates in accordance with the respective agreements related to the FEFSA are applied to the borrowings from the FEFSA.

*3	No guarantee fees have been paid in respect of the guarantee of bonds.

Transactions with entities controlled by the Japanese government

(Millions of yen)
	Transactions	As of March 31, 2026	As of March 31, 2025
Japan International Cooperation Agency (JICA)	Joint obligations	—	20,000*1,*3
Japan Finance Corporation (JFC)	Joint obligations	60,000*2,*3	60,000*2,*3

*[1]

JBIC assumed the obligations of the JBIC bonds in accordance with Article 12 (1) of the Supplementary Provisions of the JBIC Act, and JICA is jointly responsible for the obligations of these bonds in accordance with Article 4 (1) of Supplementary Provisions of the JICA Act. According to Article 4 (2) hereof, all of JICA’s assets are pledged as general collateral for these joint obligations.

*[2]

JBIC is jointly responsible for the obligations of the JFC bonds in accordance with Article 17 (1) (ii) of Supplementary Provisions of the JBIC Act. In accordance with Article 17 (2) hereof, all of JBIC’s assets are pledged as general collateral for these joint obligations. Accordingly, the creditors of the bonds are entitled to JBIC’s assets prior to other creditors. The statutory lien is secondary to the general statutory lien under the Civil Code of Japan.

*[3]	No transactions are recognized in the consolidated income statement for these joint obligations.

Remuneration of the JBIC Group’s key management personnel

	(Millions of yen)
	For the year ended March 31, 2026	For the year ended March 31, 2025
Short-term employee benefits	176	165
Post-employment benefits	15	8

Total	191	173

The above represents the remuneration expenses of the members of board of directors of JBIC recognized in the consolidated income statement.

45. Current and Noncurrent Distinction

Carrying amounts expected to be recovered or settled in no more than and more than 12 months after March 31, 2026 and 2025 were as follows:

	(Millions of yen)
	As of March 31, 2026
	No more than 12 months*1	More than 12 months*2	Total
Assets
Cash and due from banks	2,141,196	—	2,141,196
Derivative financial instrument assets	8,162	58,752	66,915
Financial assets at fair value through profit or loss	58,523	392,768	451,291
Securities	199	68,997	69,197
Loans and other receivables	2,309,410	12,867,686	15,177,097
Equity method investments	—	92,084	92,084
Property and equipment	—	35,510	35,510
Other assets	1,109,863	10,132	1,119,996

Liabilities
Derivative financial instrument liabilities	214,147	929,058	1,143,205
Borrowings	387,384	8,380,304	8,767,688
Bonds payable	1,299,457	3,847,950	5,147,407
Financial guarantee contracts	48,749	—	48,749
Other liabilities	186,289	31,838	218,128

	(Millions of yen)
	As of March 31, 2025
	No more than 12 months*1	More than 12 months*2	Total
Assets
Cash and due from banks	2,764,212	—	2,764,212
Derivative financial instrument assets	5,788	80,063	85,851
Financial assets at fair value through profit or loss	48,311	386,911	435,222
Securities	—	62,198	62,198
Loans and other receivables	2,597,276	12,328,998	14,926,274
Equity method investments	—	85,879	85,879
Property and equipment	—	34,834	34,834
Other assets	903,986	12,509	916,496

Liabilities
Derivative financial instrument liabilities	45,258	849,856	895,114
Borrowings	180,026	8,540,462	8,720,489
Bonds payable	30,714	5,932,805	5,963,519
Financial guarantee contracts	61,209	—	61,209
Other liabilities	234,437	26,456	260,893

*[1]	Includes demand deposits.

*[2]	Includes amounts with no fixed maturity dates.

46. Events after the Reporting Period

On 10 June 2026, the Act on the Promotion of Ensuring National Security through Integrated Implementation of Economic Measures and the Act for Partial Amendment of the Japan Bank for International Cooperation Act was passed and enacted at the 221st Extraordinary Session of the Diet. Pursuant to this amendment, “Operations for the Promotion of Approved Designated Overseas Projects (provisional translation)” have been introduced to provide financial support for overseas businesses of strategic importance to economic security through subordinated investments and other financing arrangements. Activities for this account are accounted for separately from those of the Ordinary Operations account and the Special Operations account of JBIC. The effective date of the “Operations for the Promotion of Approved Designated Overseas Projects (provisional translation)” will be stipulated by the government ordinance.